                                  EXHIBIT 99.3

                  --------------------------------------------
                           PRO FORMA VALUATION REPORT

                               OC FINANCIAL, INC.

                          PROPOSED HOLDING COMPANY FOR
                              OHIO CENTRAL SAVINGS
                                  DUBLIN, OHIO


                                  DATED AS OF:
                                NOVEMBER 26, 2004

                  --------------------------------------------




















                                  PREPARED BY:

                              RP(R) FINANCIAL, LC.
                             1700 NORTH MOORE STREET
                                   SUITE 2210
                            ARLINGTON, VIRGINIA 22209

RP(R) FINANCIAL, LC.
------------------------------------------------
Financial Services Industry Consultants


                                                        November 26, 2004


Board of Directors
OC Financial, Inc.
Ohio Central Savings
6033 Perimeter Drive
Dublin, Ohio  43017

Members of the Boards:

        At your request, RP(R) Financial, LC. ("RP Financial") has completed and hereby provides an independent appraisal ("Appraisal") of the estimated pro forma market value of the Common Stock which is to be offered in connection with the mutual-to-stock conversion ("Conversion") and corporate reorganization described below.

        This Appraisal has been prepared in accordance with the written valuation guidelines promulgated by the Office of Thrift Supervision ("OTS"), most recently updated as of October 21, 1994. Such valuation guidelines are relied upon by the previously referenced agencies in evaluating conversion appraisals in the absence of such specific written valuation guidelines separately issued by the respective agencies.


DESCRIPTION OF CONVERSION TRANSACTION AND REORGANIZATION

        In September 2001, Ohio Central Savings, Dublin, Ohio ("OCS" or the "Bank") became a wholly-owned subsidiary of TFS Financial Corporation ("TFS"), which is a wholly-owned subsidiary of Third Federal Savings and Loan Association of Cleveland, MHC, Cleveland, Ohio. The OCS Board of Directors has adopted a Plan of Conversion, incorporated herein by reference, pursuant to which the Bank will reorganize from a subsidiary of TFS to a subsidiary of OC Financial, Inc. ("OC Financial" or the "Company"), a Maryland corporation, as part of Ohio Central Savings' conversion to stock form. Following the stock conversion and reorganization, OC Financial will no longer be affiliated with TFS or Third Federal Savings and Loan Association of Cleveland, MHC. In conjunction with reorganization, among other things, the Bank will make a cash payment to TFS of $792,000. The Company will sell, in the Subscription and Community Offerings, Company common stock in the amount equal to the appraised value of the Bank.

        The Company will infuse capital into the Bank sufficient to increase the core capital ratio to 10% of assets, and will retain the balance of the offering proceeds to cover holding company expenses, to potentially pay cash dividends to shareholders and/or to repurchase shares of




--------------------------------------------------------------------------------
WASHINGTON HEADQUARTERS
Rosslyn Center                                         Telephone: (703) 528-1700
1700 North Moore Street, Suite 2210                      Fax No.: (703) 528-1788
Arlington, VA 22209                                Toll Free No.: (866) 723-0594
www.rpfinancial.com                                 E-Mail: mail@rpfinancial.com

BOARDS OF DIRECTORS
NOVEMBER 26, 2004
PAGE 2


common stock. Furthermore, the Company intends to use a portion of the proceeds to make a loan directly to the Employee Stock Ownership Plan ("ESOP") to enable the ESOP to purchase up to 8.0% of the shares of common stock sold in the offering.


RP(R) FINANCIAL, LC.

        RP Financial is a financial consulting firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting from mutual-to-stock form. The background and experience of RP Financial is detailed in Exhibit V-1. We believe that, except for the fee we will receive for our appraisal, we are independent of the Company, the Bank, and the other parties engaged by the Bank or the Company to assist in the stock conversion process.


VALUATION METHODOLOGY

        In preparing our appraisal, we have reviewed the Bank's and the Company's regulatory applications, including the prospectus as filed with the OTS and the Securities and Exchange Commission ("SEC"). We have conducted a financial analysis of the Bank that has included a review of its audited and unaudited financial information for fiscal years ended September 30, 2000 through 2004, and due diligence related discussions with the Bank's management; Crowe Chizek and Company LLC, the Bank's independent auditor; Luse, Gorman Pomerenk and Schick, the Company's legal counsel for the stock conversion, and Keefe, Bruyette & Woods, Inc., the Bank's financial and marketing advisors in connection with the Company's stock offering. All conclusions set forth in the Appraisal were reached independently from such discussions. In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable. While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.

        We have investigated the competitive environment within which the Bank operates and have assessed the Bank's relative strengths and weaknesses. We have kept abreast of the changing regulatory and legislative environment and analyzed the potential impact on the Bank and the industry as a whole. We have analyzed the potential effects of conversion on the Bank's operating characteristics and financial performance as they relate to the pro forma market value of the Company. We have reviewed the economy in the Bank's primary market area and have compared the Bank's financial performance and condition with selected publicly-traded savings institutions with similar characteristics as the Bank, as well as all publicly-traded savings institutions. We have reviewed conditions in the securities markets in general and in the market for thrift stocks in particular, including the market for existing thrift issues and the market for initial public offerings by thrifts.

BOARDS OF DIRECTORS
NOVEMBER 26, 2004
PAGE 3


        Our Appraisal is based on the Bank's representation that the information contained in the regulatory applications and additional information furnished to us by the Bank and its independent auditors are truthful, accurate and complete. We did not independently verify the financial statements and other information provided by the Bank and its independent auditors, nor did we independently value the assets or liabilities, on or off balance sheet, of the Bank. The valuation considers the Bank only as a going concern and should not be considered as an indication of the liquidation value of the Bank.

        Our appraised value is predicated on a continuation of the current operating environment for the Bank and for all thrifts. Changes in the local, state and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability and may materially impact the value of thrift stocks as a whole or the Bank's value alone. It is our understanding that the Bank intends to remain an independent institution and there are no current plans for selling control of the Bank as a converted institution. To the extent that such factors can be foreseen, they have been factored into our analysis.

        Pro forma market value is defined as the price at which the Bank's stock, immediately upon completion of the conversion offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.


VALUATION CONCLUSION

        It is our opinion that, as of November 26, 2004, the pro forma market value of the Bank's common stock immediately following the offering is $6,000,000 at the midpoint, equal to 600,000 shares offered at a per share value of $10.00. Pursuant to conversion guidelines, the 15% offering range provides for a minimum value of $5,100,000 and a maximum value of $6,900,000. Based on the $10.00 per share offering price, this valuation range equates to total shares outstanding of 510,000 at the minimum and 690,000 at the maximum. In the event the appraised value is subject to an increase, up to 793,500 shares may be issued at an issue price of $10.00 per share for an aggregate market value of $7,935,000 without requiring a resolicitation.


LIMITING FACTORS AND CONSIDERATIONS

        Our valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the pro forma market value thereof.

BOARDS OF DIRECTORS
NOVEMBER 26, 2004
PAGE 4


        RP Financial's valuation was determined based on the financial condition and operations of the Bank as of September 30, 2004, the date of the financial data included in the regulatory applications and prospectus.

        RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits the company, its principals or employees from purchasing stock of its client institutions.

        The valuation will be updated as provided for in the conversion regulations and guidelines. These updates will consider, among other things, any developments or changes in the Bank's financial performance and condition, management policies, and current conditions in the equity markets for thrift shares. These updates may also consider changes in other external factors which impact value including, but not limited to: various changes in the legislative and regulatory environment, the stock market and the market for thrift stocks, and interest rates. Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in the update at the date of the release of the update.

        Our valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the estimated pro forma market value thereof. The appraisal does not take into account any trading activity with respect to the purchase and sale of common stock in the secondary market and reflects only a valuation range as of this date for the pro forma market value of the Company immediately upon issuance of the stock.

                                        Respectfully submitted,

                                        RP(R) FINANCIAL, LC.



                                        /s/ Ronald S. Riggins
                                        ---------------------
                                        Ronald S. Riggins
                                        President and Managing Director



                                        /s/ James P. Hennessey
                                        ----------------------
                                        James P. Hennessey
                                        Senior Vice President

RP(R) FINANCIAL, LC.

                                TABLE OF CONTENTS
                               OC FINANCIAL, INC.
                                  DUBLIN, OHIO


                                                                          PAGE
DESCRIPTION                                                              NUMBER
-----------                                                              ------


CHAPTER ONE              OVERVIEW AND FINANCIAL ANALYSIS
-----------
      Introduction                                                         1.1
      Affiliation With TFS Financial Corporation                           1.2
      Description of Plan of Conversion                                    1.3
      Strategic Overview                                                   1.4
      Balance Sheet Trends                                                 1.6
      Income and Expense Trends                                            1.9
      Interest Rate Risk Management                                        1.12
      Lending Activities and Strategy                                      1.13
      Asset Quality                                                        1.16
      Funding Composition and Strategy                                     1.17
      Subsidiary Activities                                                1.17
      Legal Proceedings                                                    1.18



CHAPTER TWO                        MARKET AREA
-----------

      Introduction                                                         2.1
      Market Area Demographics                                             2.2
      Summary of Local Economy and Workforce                               2.4
      Unemployment Trends                                                  2.6
      Market Area Deposit Characteristics                                  2.6



CHAPTER THREE                  PEER GROUP ANALYSIS
-------------

      Peer Group Selection                                                 3.1
      Financial Condition                                                  3.4
      Income and Expense Components                                        3.7
      Loan Composition                                                     3.10
      Credit Risk                                                          3.10
      Interest Rate Risk                                                   3.13
      Summary                                                              3.13

RP(R) FINANCIAL, LC.

                                TABLE OF CONTENTS
                               OC FINANCIAL, INC.
                                  DUBLIN, OHIO
                                   (CONTINUED)


                                                                         PAGE
DESCRIPTION                                                             NUMBER
-----------                                                             ------

CHAPTER FOUR                   VALUATION ANALYSIS
------------

      Introduction                                                       4.1
      Appraisal Guidelines                                               4.1
      RP Financial Approach to the Valuation                             4.1
      Valuation Analysis                                                 4.2
             1.   Financial Condition                                    4.3
             2.   Profitability, Growth and Viability of Earnings        4.4
             3.   Asset Growth                                           4.5
             4.   Primary Market Area                                    4.5
             5.   Dividends                                              4.7
             6.   Liquidity of the Shares                                4.7
             7.   Marketing of the Issue                                 4.8
                       A.  The Public Market                             4.8
                       B.  The New Issue Market                          4.12
                       C.  The Acquisition Market                        4.13
             8.   Management                                             4.15
             9.   Effect of Government Regulation and Regulatory Reform  4.15
      Summary of Adjustments                                             4.16
      Valuation Approaches                                               4.16
      Comparison to Recent Conversions                                   4.19
      Valuation Conclusion                                               4.19

RP(R) FINANCIAL, LC.

                                 LIST OF TABLES
                               OC FINANCIAL, INC.
                                  DUBLIN, OHIO


TABLE
NUMBER     DESCRIPTION                                                     PAGE
------     -----------                                                     ----


  1.1      Historical Balance Sheets                                       1.7
  1.2      Historical Income Statements                                    1.10


  2.1      Map of Branch Locations                                         2.1
  2.2      Summary Demographic Data                                        2.3
  2.3      Major Employers in Cuyahoga and Franklin Counties               2.5
  2.4      Unemployment Trends                                             2.6
  2.6      Deposit Detail for Cuyahoga and Franklin County                 2.8


  3.1      Peer Group of Publicly-Traded Thrifts                           3.3
  3.2      Balance Sheet Composition and Growth Rates                      3.5
  3.3      Income as a Percent of Average Assets and Yields,
             Costs, Spreads                                                3.8
  3.4      Loan Portfolio Composition and Related Information              3.11
  3.5      Credit Risk Measures and Related Information                    3.12
  3.6      Interest Rate Risk Measures and Net Interest
             Income Volatility                                             3.14


  4.1      Peer Group Market Area Comparative Analysis                     4.6
  4.2      Pricing Characteristics and After-Market Trends                 4.14
  4.3      Public Market Pricing                                           4.21

RP(R) FINANCIAL, LC.
PAGE 1.1


                       I. OVERVIEW AND FINANCIAL ANALYSIS


INTRODUCTION

        Ohio Central Savings ("OCS" or the "Bank") is a federally-chartered stock savings association. As explained more fully below, none of the shares of the Bank have been publicly issued, as the Bank is a subsidiary of a "no stock" mutual holding company, TFS Financial Corporation ("TFS"), which is a wholly-owned subsidiary of Third Federal Savings and Loan Association of Cleveland, MHC, Cleveland, Ohio.

        The Bank conducts operations through its main office in Dublin, Ohio, and a branch office in Cleveland, Ohio. Each office location has a 24 hour ATM machine and there is a drive-through window in Dublin. In addition, the Bank also has a remote ATM inside the Cleveland Clinic. The Bank also employs a variety of alternative delivery channels, including online banking and telephone banking.

        OCS was originally chartered as a credit union in 1949. The Bank's geographically distant locations (the branch is approximately 140 miles from the main office) reflect its credit union roots. As a credit union, OCS was affiliated with as many as 200 employee groups and operated five locations in Columbus and Cleveland in the 1980s. OCS converted its charter to a federal mutual savings association in 1998 (the "Charter Conversion"), at which time it adopted its current name and became subject to income taxation.

        Since the Charter Conversion, the Bank has been regulated by the Office of Thrift Supervision ("OTS"). The Bank is currently a member of the Federal Home Loan Bank ("FHLB") system. The Bank's deposits are insured up to the regulatory maximums by the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation ("FDIC").

        As of September 30, 2004, the Bank maintained $55.6 million in assets, $32.3 million in deposits and $3.8 million in equity, equal to 6.8% of assets. For the 12 months ended September 30, 2004, the Bank reported net income of $25,000, equal to 0.05% of average assets.

RP(R) FINANCIAL, LC.
PAGE 1.2


AFFILIATION WITH TFS FINANCIAL CORPORATION

        The Bank operated as an independent entity until September 2001, when OCS became a wholly-owned subsidiary of TFS ("TFS affiliation"). Since that time, OCS has operated as a subsidiary of TFS, along with a sister subsidiary, Third Federal Savings and Loan of Cleveland ("Third Federal"), with $8.4 billion in assets. The objective of the TFS affiliation was to become part of a larger organization with greater resources to facilitate the Bank's ability to grow and to reduce certain overhead expenses, and to address the Bank's shortfall with the qualified thrift lender ("QTL") threshold. At the time of the TFS affiliation, TFS made a $275,000 capital contribution to the Bank. In addition, OCS relied on TFS staff to provide operational support including administration of the 401(k) and marketing. Furthermore, TFS purchased the majority of the automobile loans originated and sold by the Bank over the prior three years, which has been a historical niche for the Bank.

        The Bank expected to increase its portfolio of mortgage loans with purchases from Third Federal. However, the balance of mortgage loans has diminished since 2001 as high loan refinancings exceeded purchases, particularly since the Bank largely ceased originating residential mortgage loans and forwarded mortgage applications to TFS for origination. Thus, the Bank has been required to invest in mortgage-backed securities ("MBS") and other qualifying thrift investments in order to attain QTL compliance. As will be discussed in greater detail, the declining loan balance since 2001 coupled with the increase in lower yielding investments and MBS and low interest rate environment resulted in spread compression and diminished earnings and profitability.

        The Board of OCS recently determined to terminate its TFS affiliation, and the resulting divestiture agreement stipulates that the following major conditions be met:

        o OCS will pay a cash dividend to TFS equal to $792,000, immediately prior to the closing of the reorganization and Conversion;
        o TFS will cease allowing OCS to use branch offices for loan closings;
        o       TFS will cease purchasing automobile loans from OCS;
        o OCS will terminate participation in the TFS pension plan as of December 31, 2004; and

RP(R) FINANCIAL, LC.
PAGE 1.3


        o OCS will terminate participation in the TFS 401(k) plan at the closing date and the funds currently in such plan will be transferred to a new plan administered by OCS with substantially the same benefits.

        The $792,000 cash payment will be in the form of a dividend and, thus, will not be deductible for income tax purposes. This payment represents approximately 21.1% of the Bank's equity at September 30, 2004. Additionally, the Bank estimates that its post-termination operating costs will increase in the range of $50,000 to $60,000 annually, reflecting higher directors' fees and fees for auditing and tax work. In addition, the Bank expects its expenses to increase due to normal public company costs and stock benefit plans costs.


DESCRIPTION OF PLAN OF CONVERSION

        On December 9, 2004, the Board of Directors of OCS adopted a Plan of Conversion ("Conversion"), whereby the Bank will reorganize from a subsidiary of TFS to a subsidiary of OC Financial, Inc. ("OC Financial" or the "Company"), a Maryland Corporation. Following the Conversion and reorganization, OCS will no longer be affiliated with TFS or Third Federal. Concurrently, the Company will sell in the Subscription and Community Offerings common stock in the amount equal to the appraised value of the Bank.

        Concurrent with the Conversion, the Company will retain a portion of the net proceeds, and the balance will be downstreamed to the Bank in an amount sufficient to achieve a pro forma 10% equity/assets ratio. It is not currently anticipated that the Company will engage in any significant business activity other than ownership of the Bank and management of the net proceeds retained at the Company level.

        The near term deployment of the net offering proceeds is anticipated to be as follows.

        o OC FINANCIAL. The Company is expected to retain up to 50% of the net offering proceeds, provided that the pro forma equity/assets ratio of the Bank is at least 10%. The proceeds retained by the Company will be utilized to fund the loan for stock purchased by the newly-formed Employee Stock Ownership Plan ("ESOP"). The remaining funds at the Company will be deposited in the Bank. Over time, the Company's funds are anticipated to be utilized for various corporate purposes, including the possible payment of regular and/or special cash dividends, acquisitions of

RP(R) FINANCIAL, LC.
PAGE 1.4


                other financial institutions or financial services companies, infusing additional equity into the Bank and/or repurchases of common stock.

        o OHIO CENTRAL SAVINGS. The greater of 50% of the net proceeds or an amount sufficient to increase the core capital ratio to 10% of pro forma assets will be infused into the Bank. The net investable cash is expected to be lower than the paid-in capital, based on expectations of deposit withdrawals to fund stock purchases. Cash proceeds infused into the Bank will initially become part of general funds, which are expected to be initially invested into cash and short-term investments pending longer-term reinvestment into loans and investments.

        On a post-conversion basis, the Bank expects to continue to pursue controlled growth, leveraging its strengthened pro forma capital, and shift the lending focus from automobile lending to the residential, construction and commercial mortgage lending activity conducted by OCS prior to the TFS affiliation.


STRATEGIC OVERVIEW

        OCS operated as an occupational-based credit union from its inception in 1949 through the 1998 Charter Conversion. Over the years, the Bank acquired many small credit unions, which resulted in a wide array of employer groups, including many in the health care and educational arenas. Asset quality problems and high overhead levels resulting from costly leases at its five office facilities contributed to operating losses and a weakening capital position in the late 1980s. New management implemented strategies to improve asset quality and earnings, which resulted in strengthened profitability and capital ratios leading up to the Charter Conversion.

        Historically, the Bank's lending operations were focused on consumer lending funded by deposits from members. In this regard, the Bank developed its current specialty niche in automobile lending.

        The Bank pursued the Charter Conversion due to pending litigation challenging the diverse array of affiliated employer groups and the perceived benefits of the mutual thrift charter, including the ability to serve the community at large and more actively promote residential mortgage lending. Between 1998 and 2001, the Bank pursued relatively strong growth but

RP(R) FINANCIAL, LC.
PAGE 1.5


                became constrained by its fully leveraged capital position. Moreover, the Bank was required to increase the level of qualifying thrift assets in order to achieve compliance with QTL within the regulator-agreed phase-in period. The TFS affiliation addressed these issues as well as provided the Bank with greater financial and other resources to foster the Bank's growth, profitability and capital strength.

        Since the TFS affiliation, the Bank's lending has principally focused on originating automobile loans, both locally and nationally. In-market automobile loan originations consist of both new and used automobiles, while loans originated nationally (primarily through Internet-generated applications) are secured by new automobiles purchased through dealerships. In this regard, the focus is on high quality borrowers and the yield on automobile loans originated by the Bank is comparatively modest relative to competitive rates (current rates largely fall in the 4% to 5% range). The credit quality of the automobile loan portfolio has historically been strong and losses have been modest. Since the Bank is limited by regulation as to the amount of consumer loans (primarily automobile) that can be held in portfolio, the Bank sold the majority of newly-originated automobile loans to TFS over the last two fiscal years (representing approximately $63.0 million of the $84.5 million of automobile loans originated during this period).

        Concurrent with the TFS affiliation, the Bank largely ceased mortgage lending and referred such applications to TFS for underwriting, processing and origination. In turn, it was the Bank's intent to repurchase such mortgage loan referrals or other mortgage loans from TFS, although this did not materialize. As a result, the Bank primarily purchased investments and MBS to deploy available liquidity and meet the QTL requirement.

        The Bank expects to reengage in mortgage lending following the Conversion. In this regard, in order to limit overhead pressures, OCS will utilize the services of a regional mortgage banking company to process the permanent real estate mortgage loan applications. This is similar to the Bank's practice prior to the TFS affiliation, and gives the Bank the ability to retain the loans or sell the loans to the mortgage banking company. Once the Bank's loan volume has increased, certain of these functions may be brought in-house if they are cost effective.

RP(R) FINANCIAL, LC.
PAGE 1.6


        For reasons already described, the Bank maintains a high proportion of MBS, both Fannie Mae and Ginnie Mae securities, consisting of fixed rate with maturities of fifteen years or less, or convert to a one year adjustable rate loan after the first five years.


BALANCE SHEET TRENDS


    GROWTH TRENDS

        Since September 30, 2000, OCS exhibited annual asset growth of 8.4% (see Table 1.1 for details; the detailed audited and unaudited financial statements are incorporated herein by reference as noted in Exhibit I-1, and key operating ratios are set forth in Exhibit I-2). The positive impact of the Charter Conversion and the subsequent negative impact of the TFS affiliation are reflected in the asset mix as the loans receivable balance increased by 15% from fiscal 2000 to 2001, but subsequently diminished by 34%. The recent strong growth in investments, principally MBS, reflects the loan portfolio decline since the TFS affiliation commenced.

        Equity increased 7.5% annually since the end of fiscal 2000, but was nominal in the most recent fiscal year owing to the Bank's reduced profitability. OCS' post-offering equity growth rate is expected to remain modest on a pro forma basis until the Bank can implement a growth strategy and increase the overall mix of loans to assets on a post-conversion basis.


    LOANS RECEIVABLE

        Loans receivable totaled $26.2 million, or 47.1% of total assets, as of September 30, 2004. The Bank's automobile lending has comprised more than 99% of loan originations over the last two fiscal years. The Bank currently has modest balances of residential mortgage and home equity loans, as these were primarily originated prior to the Bank's TFS affiliation and as the portfolio has been subject to a decline due to a high level of refinancing.

        As of September 30, 2004, automobile loans totaled $17.5 million, equal to 66.3% of total loans, while other consumer loans amounted to $0.7 million, equal to 2.8% of total loans. Residential, home equity, and commercial real estate mortgage loans totaled $8.1 million, which together represented 30.7% of the loan portfolio at this same date.


RP(R) FINANCIAL, LC.
PAGE 1.7


                                    Table 1.1
                              Ohio Central Savings
                            Historical Balance Sheets
                         (Amount and Percent of Assets)


                                      As of the Fiscal Year Ended September 30,
                         ----------------------------------------------------------------
                                 2000                   2001                   2002
                         ------------------     ------------------     ------------------
                           Amount     Pct         Amount     Pct         Amount      Pct
                           ------     ---         ------     ---         ------      ---
                           ($000)     (%)         ($000)     (%)         ($000)      (%)
Total Amount of:
 Assets                   $40,415   100.00%      $48,586   100.00%      $48,526    100.00%
 Loans receivable (net)    34,406    85.13%       39,709    81.73%       33,058     68.12%
 Cash and Investments       9,426    23.32%        7,112    14.64%       13,640     28.11%
 Deposits                  31,627    78.26%       31,900    65.66%       31,136     64.16%
 Borrowings                 5,700    14.10%       11,350    23.36%        9,950     20.50%
 Retained earnings          2,810     6.95%        3,268     6.73%        3,473      7.16%


Loans/Deposits                      108.79%               124.48%                  106.17%

(CONTINUED)

                         As of the Fiscal Year Ended September 30,          Compounded
                         -----------------------------------------            Annual
                                 2003                2004                  Growth Rate
                         ------------------     ------------------     ------------------
                           Amount     Pct         Amount     Pct               Pct
                           ------     ---         ------     ---               ---
                           ($000)     (%)         ($000)     (%)               (%)

Total Amount of:
 Assets                   $50,192   100.00%      $55,567   100.00%            8.29%
 Loans receivable (net)    26,700    53.20%       26,197    47.14%           -6.59%
 Cash and Investments      21,404    42.64%       27,651    49.76%           30.87%
 Deposits                  29,887    59.55%       32,261    58.06%            0.50%
 Borrowings                12,450    24.80%       16,450    29.60%           30.34%
 Retained earnings          3,730     7.43%        3,754     6.76%            7.51%


Loans/Deposits                       89.34%                 81.20%


Source: Ohio Central Savings' prospectus and audited and unaudited financial reports.

RP(R) FINANCIAL, LC.
PAGE 1.8


     CASH, INVESTMENTS AND MORTGAGE-BACKED SECURITIES

        As of September 30, 2004, investments totaled $27.7 million, or 49.8% of total assets, and cash balances totaled $0.7 million, or 1.2% of total assets. At this date, the investment portfolio was comprised of MBS ($20.4 million), U.S. agency obligations ($2.6 million), federal funds ($3.8 million) and miscellaneous other investment primarily including FHLB stock ($0.8 million). All of the Bank's MBS and agency securities are classified as held-to-maturity ("HTM") and are thus held for long-term investment purposes. As noted previously, the Bank has been reinvesting cash flows primarily into MBS in recent periods in the absence of an ability to expand the loan portfolio balance.


     FUNDING STRUCTURE

        Over the past five years, OCS' funding needs have been substantially met through retail deposits, borrowings, internal cash flows and retained earnings. Since fiscal year end 2000, the Bank's deposits realized less than 1% annual growth. As of September 30, 2004, savings, NOW and money market accounts comprised 42.4%, 21.2% and 9.3% of total deposits, respectively. By comparison, certificates of deposit ("CDs") comprised 27.1% of the deposit base. The Bank had no brokered CDs and has not actively sought public unit deposits.

        The Bank has increasingly employed borrowed funds over the last three fiscal years as it has been seeking to lock-in longer term funds in the low interest rate environment. As of September 30, 2004, borrowed funds totaled $16.5 million, equal to 29.6% of assets.


     EQUITY

        Equity has grown 7.5% annually since the end of fiscal year 2000, but the year-to-year growth rate has been trending downward in response to the Bank's diminishing profitability, particularly in the most recent fiscal year. As of September 30, 2003, OCS' equity totaled $3.8 million, or 6.76% of total assets. The Bank maintained capital surpluses relative to its regulatory capital requirements at September 30, 2004, and thus qualified as a "well capitalized" institution. The offering proceeds, net of the $792,000 capital distribution to TFS, will serve to further strengthen OCS' regulatory capital position.

RP(R) FINANCIAL, LC.
PAGE 1.9


INCOME AND EXPENSE TRENDS

        While the Bank has been moderately profitable historically, recent earnings and profitability have been adversely impacted by a couple of notable trends. First, the Bank's assets/liabilities mix has changed, reflecting a higher proportion of lower yielding investments funded primarily with borrowings, thus compressing the yield-cost spread. Second, operating expenses increased in fiscal 2002 as the Bank increased the compensation and overhead structure to be more consistent with TFS. Thus, despite the earnings and profitability improvement through fiscal 2003, there was a sharp reversal in fiscal 2004 during which earnings and profitability were nominal. These trends are reflected in Table 1.2 and are described more fully below.


     NET INTEREST INCOME

        Net interest income increased from $1.1 million (2.74% of average assets) in fiscal 2000, to a peak level of $1.5 million (3.16% of average assets) in fiscal 2002. The expanding net interest income during this time period primarily reflected the impact of balance sheet growth. Subsequently, the Bank's net interest income declined in fiscal 2004 to $1.4 million, or 2.76% of average assets, reflecting the changes in the asset/liability ("A/L") mix previously discussed and recent low interest rates.

        The foregoing asset/liability trends are reflected in the Bank's declining interest rate spreads. Specifically, the Bank's interest rate spread decreased from 2.82% in fiscal 2003, to 2.31% in fiscal 2004, and equaled only 2.01% as of September 30, 2004 (see Exhibit I-4). Near-term improvement in spreads may be affected by continuing mortgage loan refinancing, while the longer term spread will be primarily impacted by the Bank's ability to invest in whole loans. The initial reinvestment of the offering proceeds should increase net interest income, however, the initial reinvestment yields are expected to depress overall asset yields, interest spreads and the interest income ratio.


     LOAN LOSS PROVISIONS

        Provisions for loan losses have been limited over recent periods, reflecting the Bank's relatively strong asset quality, low level of chargeoffs and high ratio of low credit risk


RP(R) FINANCIAL, LC.
PAGE 1.10


                                                              Table 1.2
                                                        Ohio Central Savings
                                                    Historical Income Statements


                                                         As of the Fiscal Year Ended September 30,
                                           ----------------------------------------------------------------------
                                                    2000                    2001                    2002
                                           ----------------------  ----------------------  ----------------------
                                             Amount      Pct(1)      Amount      Pct(1)      Amount      Pct(1)
                                             ------      ------      ------      ------      ------      ------
                                             ($000)        (%)       ($000)        (%)       ($000)        (%)

Interest Income                              $2,171       5.37%      $2,564       5.76%      $2,977       6.13%
Interest Expense                             (1,066)     -2.64%      (1,231)     -2.77%      (1,444)     -2.97%
                                             -------     ------      -------     ------      -------     ------
 Net Interest Income                         $1,105       2.74%      $1,333       3.00%      $1,533       3.16%
Provision for Loan Losses                       (40)     -0.10%         (45)     -0.10%         (60)     -0.12%
                                             -------     ------      -------     ------      -------     ------
 Net Interest Income after Provisions        $1,065       2.64%      $1,288       2.89%      $1,473       3.03%

Other Operating Income                          527       1.30%         541       1.22%         737       1.52%
Gains on the Sale of Auto Loans                   -       0.00%           -       0.00%         308       0.63%
Operating Expense                            (1,414)     -3.50%      (1,579)     -3.55%      (2,162)     -4.45%
                                             -------     ------      -------     ------      -------     ------
 Net Operating Income                        $  179       0.44%      $  250       0.56%      $  356       0.73%

 Total Non-Operating Income/(Expense)        $    -       0.00%      $    -       0.00%      $    -       0.00%

Net Income Before Tax                        $  179       0.44%      $  250       0.56%      $  356       0.73%
Income Taxes                                    (67)     -0.17%         (99)     -0.22%        (150)     -0.31%
                                             -------     ------      -------     ------      -------     ------
 Net Income (Loss) Before Extraord. Items    $  112       0.28%      $  151       0.34%      $  205       0.42%

Estimated Core Net Income
-------------------------
Net Income                                   $  112       0.28%      $  151       0.34%      $  205       0.42%
Addback(Deduct): Non-Recurring (Inc)/Exp          -       0.00%           -       0.00%           -       0.00%
Tax Effect (1)                                    -       0.00%           -       0.00%           -       0.00%
                                             -------     ------      -------     ------      -------     ------
 Estimated Core Net Income                   $  112       0.28%      $  151       0.34%      $  205       0.42%

Memo:
  Expense Coverage Ratio (1)                 78.20%                  84.42%                  70.90%
  Efficiency Ratio (2)                       86.58%                  84.24%                  95.24%
  Effective Tax Rate                         37.24%                  39.50%                  42.24%


(CONTINUED)

                                              As of the Fiscal Year Ended September 30,
                                           ----------------------------------------------
                                                    2003                    2004
                                           ----------------------  ----------------------
                                             Amount      Pct(1)       Amount     Pct(1)
                                             ------      ------       ------     ------
                                             ($000)        (%)        ($000)       (%)

Interest Income                              $2,673       5.41%       $2,673      5.35%
Interest Expense                             (1,196)     -2.42%       (1,294)    -2.59%
                                             -------     ------       -------    ------
 Net Interest Income                         $1,477       2.99%       $1,379      2.76%
Provision for Loan Losses                       (60)     -0.12%          (35)    -0.07%
                                             -------     ------       -------    ------
 Net Interest Income after Provisions        $1,417       2.87%       $1,344      2.69%

Other Operating Income                          525       1.06%          510      1.02%
Gains on the Sale of Auto Loans                 620       1.25%          449      0.90%
Operating Expense                            (2,238)     -4.53%       (2,264)    -4.53%
                                             -------     ------       -------    ------
 Net Operating Income                        $  324       0.66%       $   39      0.08%

 Total Non-Operating Income/(Expense)        $    -       0.00%       $    -      0.00%

Net Income Before Tax                        $   324      0.66%       $   39      0.08%
Income Taxes                                    (110)    -0.22%          (14)    -0.03%
                                             -------     ------       -------    ------
 Net Income (Loss) Before Extraord. Items    $   214      0.43%       $   25      0.05%

Estimated Core Net Income
-------------------------
Net Income                                   $   214      0.43%       $   25      0.05%
Addback(Deduct): Non-Recurring (Inc)/Exp           -      0.00%            -      0.00%
Tax Effect (1)                                     -      0.00%            -      0.00%
                                             -------     ------       -------    ------
 Estimated Core Net Income                   $   214      0.43%       $   25      0.05%

Memo:
  Expense Coverage Ratio (1)                  66.00%                  60.91%
  Efficiency Ratio (2)                       111.79%                 119.85%
  Effective Tax Rate                          33.95%                  35.90%

(1) Net interest income divided by operating expenses.
(2) Operating expenses as a percent of the sum of net interest income and other operating income (excluding gains on sale).

Source: Ohio Central Savings' prospectus and audited and unaudited financial statements.

RP(R) FINANCIAL, LC.
PAGE 1.11


investment securities. Going forward, the Bank will continue to evaluate the adequacy of the level of general valuation allowances ("GVAs") on a regular basis, and establish additional loan loss provisions in accordance with the asset classification and loss reserve policies. For fiscal 2004, loan loss provisions totaled $35,000, or 0.07% of average assets, which is relatively consistent with the level reported for the four prior fiscal years.


     NON-INTEREST INCOME

        Non-interest income for fiscal 2004 totaled $510,000, or 1.02% of average assets, primarily reflecting fee income generated through various service and non-sufficient fund ("NSF") charges, interchange fees and ATM related fees, reflecting foreign transactions.

        The Bank has recognized gains on the sale of automobile loans sold to TFS over the last three fiscal years, who has been the sole purchaser of automobile loans from the Bank over this period. Gains on sale totaled $308,000 (0.63% of average assets) in fiscal 2002 and increased to $620,000 (1.25% of average assets) in fiscal 2003, before diminishing to $449,000 (0.90% of average assets) in fiscal 2004. The recent reduction in gains on sale reflects the lower volume of originations and sales, as TFS diminished its support with respect to the marketing of automobile loans to its customers. Since TFS will not be purchasing automobile loans from OCS on a post-conversion basis, OCS is currently seeking to identify other financial institution purchasers. In the short-run, this may have a negative impact on the Bank's ability to maintain its strong origination volume of this loan product.


     OPERATING EXPENSES

        The Bank has typically maintained a relatively high operating expense ratio, reflecting a comparatively greater number of labor intensive transaction accounts, smaller automobile loans and typical inefficiencies as a small institution. Moreover, operating expenses grew in fiscal 2002 as the Bank increased its personnel and overhead structure and costs to be consistent with TFS. As a result, operating expenses increased from $1.4 million in fiscal 2000, to $2.2 million for fiscal 2004, which resulted in an increase to the Bank's operating expense ratio from 3.50% of average assets to 4.53% of average assets over the corresponding time frame.

RP(R) FINANCIAL, LC.
PAGE 1.12


        Operating expenses are expected to increase on a post-offering basis as a result of the expense of the stock-related benefit plans and the costs related to operating as a public Bank. Additionally, the Bank estimates that its annual operating costs will increase in the range of $50,000 to $60,000, reflecting higher directors fees and fees for auditing and tax work currently rendered by TFS. At the same time, reinvestment of the net conversion proceeds and subsequent growth may offset the anticipated expense increase.


     TAXES

        The Bank's average tax rate has fluctuated in a range over the last five fiscal years, from a low of 29.97% in fiscal 2003, to a high of 42.24% in fiscal 2003 and equaled 35.90% in fiscal 2004. On a normalized basis, the Bank expects its tax rate to be in the range of 30% to 40%.


     EFFICIENCY RATIO

        The efficiency ratio has deteriorated since fiscal 2000 to 119.9% in fiscal 2004, as gains on sale became a more significant component of the Bank's earnings and as OCS has realized spread compression. On a post-offering basis, the efficiency ratio may show some slight improvement as the Bank reinvests the offering proceeds. At the same time, significant improvement in the efficiency ratio will be dependent on the Bank's ability to successfully restructure its balance sheet to include a higher proportion of loans and realize growth to leverage its overhead infrastructure.


INTEREST RATE RISK MANAGEMENT

        The primary aspects of the Bank's interest rate risk management include:

        >> Emphasizing the origination of shorter term automobile loans with maturities of up to six years;

        >> Emphasizing the origination and mortgage loans including fixed rate loans with maturities of up to 15 years while seeking to emphasize adjustable rate and balloon loans;

        >> Maintaining a balance of cash or short-term investments including mortgage-backed securities with maturities not exceeding 15 years;

RP(R) FINANCIAL, LC.
PAGE 1.13


        >> Maintaining a large base of core deposits which are less interest sensitive to changes in market interest rates;

        >> Seeking to lock in longer term borrowed funds when such funds are attractively priced; and

        >> Maintaining an acceptable level of capital which provides a favorable level of interest-earning assets relative to interest-bearing liabilities.


        The rate shock analysis as of September 30, 2004 (see Exhibit I-5) reflects a modest liability sensitive position with the net portfolio value ("NPV") declining by a 45 basis points pursuant to a positive 200 basis point instantaneous and permanent rate shock, resulting in a post-shock NPV ratio equal to 6.45%. Based on OTS estimates incorporating June 30, 2004 financial data and market rate information, assuming a positive 200 basis point instantaneous and permanent rate shock, the post-shock NPV ratio for all thrifts operating in the OTS Northeast Region equaled 9.41%, which reflects a 251 basis point decline relative to the base scenario. Thus, the volatility of the Bank's NPV ratio is lower, but the post-shock NPV ratio is also lower.

        The NPV analysis is an indicator of the risk to earnings in a volatile interest rate environment as it incorporates changing assumptions with respect to maturity and repricing of assets and liabilities. The OTS NPV analysis indicates that OCS has a lower NPV ratio and lower interest sensitivity measure (i.e., the change in the post-shock NPV ratio is more limited) pursuant to a rising interest rate scenario, which is typically the more adverse scenario for a thrift institution. Moreover, the Bank's interest rate risk exposure is projected to be further reduced following the completion of the conversion and reinvestment of the net conversion proceeds into interest-earning assets. At the same time, the Bank's plan to invest more heavily in mortgage loans in the future may tend to increase its interest rate risk exposure.


LENDING ACTIVITIES AND STRATEGY

        Over the last several years, the Bank's lending operations have principally focused on originating automobile loans, which the Bank originates to customers within its market as well as on a national basis. Other loans, including primarily residential, home equity, and commercial mortgage loans in OCS' portfolio were originated prior to the Bank's affiliation with TFS in

RP(R) FINANCIAL, LC.
PAGE 1.14


2001. Details regarding the Bank's loan portfolio composition are included in Exhibits I-6, I-7 and I-8.

     AUTOMOBILE LENDING

        The lending strategy has been developed to take advantage of the Bank's expertise in the origination and servicing of automobile loans. The Bank believes it has developed an effective process to originate automobile loans while minimizing the credit risk typically associated with this type of consumer lending. In this regard, there are some unique features to the Bank's marketing strategies and underwriting processes with respect to automobile lending, as noted below.

        >> OCS has focused on originating automobile loans solely on a direct basis pursuant to underwriting guidelines which have proven to be effective in maintaining a very low delinquency rate relative to industry standards;
        >> The focus of the Bank's underwriting is on the borrower's level of unsecured debt in combination with the debt-to-income ratio coupled with a personal review of each loan application by one of OCS' senior management;
        >> By maintaining very strong quality with respect to the portfolio, the Bank is able to offer a highly attractive rate to the borrower, which is currently in the range of 4% to 5%, for most of the loans originated by the Bank;
        >> OCS originates loans to customers in the areas surrounding its branches as well as to other customers who are generated through Internet sources, including through third party referrals - the Bank has sourced many of its Internet-generated loans through Bankrate.com; and
        >> Automobile loans originated outside of the markets served by the Bank's branches are limited to borrowers purchasing new automobiles through a dealership.


     RESIDENTIAL LENDING

        As previously discussed, concurrent with the affiliation with TFS, the Bank largely ceased mortgage lending and began referring such applications to TFS for underwriting, processing and origination. In turn, it was expected that the Bank would repurchase these or other mortgage loans from TFS. However, the Bank has not purchased any whole mortgage loans over the last several fiscal years and has primarily purchased investments and MBS to deploy investable cash balances and attain the QTL requirement.

RP(R) FINANCIAL, LC.
PAGE 1.15


        The Bank expects to reengage in mortgage lending following the Conversion. In this regard, in order to minimize costs, OCS will utilizes the services of a regional mortgage banking company to process the originations of real estate mortgage loans, which are expected to primarily consist of permanent residential mortgage loans. This is similar to the Bank's practice prior to its affiliation with TFS wherein it would take the loan application which would it would forward to the mortgage banking company. The mortgage banking company would process the application and underwrite the loan on a fee basis. Pursuant to this arrangement, the Bank was able to retain loans subsequent to their origination or alternatively, Bank would sell the loan to the mortgage banking company. In the future, once the Bank has reached an acceptable level of loan activities, including originations, certain of these functions may be brought in-house.

        As of September 30, 2004, 1-4 family mortgage loans totaled $7.5 million, or 28.1% of total loans. In the future, as OCS reengages in mortgage lending, the Bank will be seeking to originate both fixed rate and adjustable rate 1-4 family mortgage loans, and its general philosophy is to emphasize adjustable rate loans and/or shorter-term fixed rate mortgage loans for portfolio (hybrid loans with a fixed rate of up to 5 years initially) or fixed rate loans with maturities of up to 15 years. It is expected that fixed rate mortgage loans with maturities in excess of 15 years will be sold into the secondary market for interest rate risk management purposes.

        As an adjunct to its future residential lending, OCS will offer home equity loans and lines of credit. Home equity loans will be offered with fixed rates and terms of up to seven years, while home equity lines of credit will typically have maturities not exceeding seven years.

         MULTI-FAMILY AND COMMERCIAL MORTGAGE LENDING

        Prior to its affiliation with TFS, OCS made various types of secured commercial loans to customers in its market area for the purpose of financing equipment acquisition, expansion, working capital and other general business purposes. The Bank also made real estate loans secured by multi-family and commercial properties, typically small businesses or professional offices. The terms of these loans generally range from less than one year to 25 years. The loans are either negotiated on a fixed-rate basis or carry adjustable interest rates indexed to: (1) a lending rate that is determined internally; or (2) a short-term market rate index.

RP(R) FINANCIAL, LC.
PAGE 1.16


At September 30, 2004, OCS had 11 commercial loans outstanding with an aggregate balance of $736,000, or 2.8% of the total loan portfolio.

        In the future, the Bank may make similar loans on a select basis. Such loans will generally be originated to its residential mortgage or deposit customers, or generated through the Bank's relationship with the local mortgage banker.


     LOAN ORIGINATIONS, PURCHASES AND SALES

        Exhibit I-9, which shows the Bank's recent data regarding loan originations, repayments and sales, highlights OCS' emphasis on automobile lending, which comprise substantially all of the Bank's loan originations over the last two fiscal years. In this regard, automobile loan originations totaled $49.4 million in fiscal 2003, and declined to $35.1 million in fiscal 2004. Management attributes the decline in volume to diminished support from TFS with respect to the marketing of automobile loans to its customers. Automobile loan sales and the resulting gains on sale also declined (from $38.0 million in fiscal 2003 to $25.0 million in fiscal 2004) as result of diminishing loan volume. Importantly, TFS will not be purchasing automobile loans from OCS on a post-conversion basis and as a result, OCS is currently seeking to identify other financial institutions which may be interested in purchasing automobile loans originated by the Bank.


ASSET QUALITY

        The Bank's asset quality has historically been strong and the level of non-performing assets ("NPAs") is low currently. As reflected in Exhibit I-11, the NPA balance was $27,000, equal to 0.05% of assets, consisting solely of non-performing loans. The ratio of allowances to total loans increased from 0.73% as of the end of fiscal 2003 to 0.88% as of September 30, 2004 (see Exhibits I-10 and I-11), owing to loan portfolio shrinkage coupled with limited chargeoffs.

RP(R) FINANCIAL, LC.
PAGE 1.17


FUNDING COMPOSITION AND STRATEGY

        As of September 30, 2004, the Bank's assets were funded primarily with deposits, and, to a lesser extent, borrowings and equity (see Exhibits I-12, I-13 and I-14). The Bank's deposit services cater to individuals rather than commercial businesses.


     DEPOSITS

        Local retail deposits have consistently addressed the substantial portion of OCS' funding needs, with core deposits in the form of non-interest bearing checking, passbook accounts, and money market deposit accounts comprising the majority of deposits. In the aggregate, these accounts totaled $23.5 million, or 73.0% of total deposits as of September 30, 2004. As of September 30, 2004 CDs accounted for approximately 27.0% of deposits. Approximately 40% of CDs had remaining maturities of one year or less. Large balance CDs (i.e. balances greater than $100,000), which tend to be more rate sensitive than lower balance CDs, accounted for $1.6 million, or 4.9% of deposits, at September 30, 2004.


     BORROWINGS

        Borrowings serve as an alternative funding source for the Bank to enable the Bank to fully leverage the capital base, support control of deposit costs and to aid in interest rate risk management. The Bank has increasingly employed borrowed funds over the last three fiscal years as it has been seeking to lock-in longer term funds in the low interest rate environment. As of September 30, 2004, borrowed funds totaled $16.5 million, equal to 29.6% of assets. The Bank may continue to utilize borrowings as a supplemental funding source in the future, generally for these same purposes but its preference is to utilize deposits to fund operations with the objective of building customer relationships.


SUBSIDIARY ACTIVITIES

        As an adjunct to the Bank's automobile lending operations and to take advantage of the Bank's experience and expertise in originating high quality automobile loans, the Bank recently established its AutoARM(TM), LLC subsidiary ("AutoARM"). As a third party originator and servicer of direct automobile loans for other financial institutions, it is the Bank's intent to build

RP(R) FINANCIAL, LC.
PAGE 1.18


this fee-based business through providing back office and underwriting support, as well as subservicing. To date, AutoARM has not retained any clients nor generated any revenues. The Bank has no other planned subsidiary activities.


LEGAL PROCEEDINGS

        Other than the routine legal proceedings that occur in the Bank's ordinary course of business, the Bank is not involved in litigation which is expected to have a material impact on the OCS' financial condition or operations.

RP(R) FINANCIAL, LC.
PAGE 2.1


                                 II. MARKET AREA


INTRODUCTION

        Chartered in 1949 as a credit union, OC Financial currently conducts operations through its main office in Dublin, Ohio, which is in the suburban Columbus area, and a branch office in Cleveland, Ohio. Additionally, the Bank maintains a stand alone ATM at the Cleveland Clinic, which is also in Cleveland, Ohio. These locations reflect, in part, the credit union roots of the Bank which served a variety of employer groups in these markets with many in the healthcare and university educational fields.

        The Bank currently serves Cuyahoga and Franklin Counties in northern and central Ohio. In this regard, the Bank's markets are generally urban to suburban in character and possess a relatively large employment base, supported by a diverse array of industries and employers. A map showing the location of the Bank's offices in the Cleveland (Cuyahoga County) and Columbus (Franklin County) areas has been set forth below and details regarding the Bank's office and recent trends with respect to market interest rate levels are set forth in
Exhibit II-1 and II-2, respectively.

                                    Table 2.1
                              Ohio Central Savings
                             Map of Branch Locations






                                    [PICTURE]

RP(R) FINANCIAL, LC.
PAGE 2.2


        Future growth opportunities for the Bank depend on the future growth and stability of the regional economy, demographic growth trends, and the nature and intensity of the competitive environment. These factors have been briefly examined in the following pages to help determine the growth potential that exists for the Bank and the relative economic health of the Bank's market area. The growth potential and the stability provided by the market area have a direct bearing on the market value of the Bank and will be factored into our valuation analysis accordingly.


MARKET AREA DEMOGRAPHICS

        Growth trends for the Bank's market are moderate, as Cuyahoga County's population has been shrinking since 2000 at a 0.5% annual rate, and is thus below the average for the State of Ohio as a whole (0.2% annually). While population growth trends are more favorable in Franklin County, equal to 0.6% annually, they nonetheless are below the population growth rate for the nation as a whole (see Table 2.2).

        However, while the Bank's markets reflect limited growth, they are comparatively large urban markets providing OCS with exposure to a relatively large number of potential customers. In this regard, the relatively large size and scope of the Cuyahoga and Franklin County markets, particularly in comparison to the Bank's relatively small size, is evidenced by the demographic data in Table 2.2 which shows that as of 2004, the total population of Cuyahoga and Franklin Counties was 1.4 million and 1.1 million, respectively, while the total population of the Cleveland and Columbus metropolitan areas was 2.2 million and 1.7 million, respectively. As referenced above, population growth for both of the Bank's markets was limited and the growth of households paralleled the rate of growth in population, as total households shrank at a 0.4% annual rate in Cuyahoga County and expanded at a 0.8% annual rate in Franklin County.

        Median household and per capita income levels in Franklin County were modestly above the state and national aggregates. Specifically, the median household income in Franklin County was estimated at $46,931 as compared to $44,607 for the state as a whole while per capita income levels as of 2004 equaled $25,684 and $23, 192 for Franklin County and the State of Ohio. By comparison, median household income was relatively modest in Cuyahoga County ($42,199) while per capita income was slightly above the state and national averages at $24,348.

RP(R) FINANCIAL, LC.
PAGE 2.3


                                    Table 2.2
                              Ohio Central Savings
                            Summary Demographic Data

                                                          Year                                Growth Rate
                                      -------------------------------------------    -----------------------------
                                          2000            2004            2009        2000-2004         2004-2009
                                          ----            ----            ----        ---------         ---------
POPULATION (000)
----------------
United States                            281,422        292,937         307,116         1.0%              0.9%
Ohio                                      11,353         11,455          11,577         0.2%              0.2%
Cuyahoga County                            1,394          1,367           1,334        -0.5%             -0.5%
Franklin County                            1,069          1,096           1,128         0.6%              0.6%


HOUSEHOLDS (000)
----------------
United States                            105,480        109,949         115,474         1.0%              1.0%
Ohio                                       4,446          4,515           4,601         0.4%              0.4%
Cuyahoga County                              571            563             552        -0.4%             -0.4%
Franklin County                              439            454             473         0.8%              0.8%


MEDIAN HOUSEHOLD INCOME ($)
---------------------------
United States                            $42,729        $46,475         $51,597         2.1%              2.1%
Ohio                                     $41,499        $44,607         $48,633         1.8%              1.7%
Cuyahoga County                          $39,618        $42,199         $45,879         1.6%              1.7%
Franklin County                          $43,702        $46,931         $51,153         1.8%              1.7%


PER CAPITA INCOME ($)
---------------------
United States                            $21,587        $24,092         $27,309         2.8%              2.5%
Ohio                                     $21,003        $23,192         $26,076         2.5%              2.4%
Cuyahoga County                          $22,272        $24,348         $26,972         2.3%              2.1%
Franklin County                          $23,059        $25,684         $28,984         2.7%              2.4%


                                       Less Than      $25,000 to
2004 HH INCOME DIST. (%)                $25,000         50,000         $50,000 +
------------------------               ---------      ----------       ---------
United States                              26.0%          28.0%           46.0%
Ohio                                       26.0%          29.0%           44.0%
Cuyahoga County                            30.0%          28.0%           42.0%
Franklin County                            24.0%          29.0%           47.0%


Source:  Claritas.

RP(R) FINANCIAL, LC.
PAGE 2.4


Household income distribution patterns for Franklin and Cuyahoga Counties compare relatively closely to each other and to the state and national aggregates. The most significant divergence is with respect to the relatively higher proportion of lower income households (i.e., household incomes under $25,000) in Cuyahoga County reflecting the impact of lower income areas in Cleveland.


SUMMARY OF LOCAL ECONOMY AND WORKFORCE

        The Bank's markets in Franklin and Cuyahoga Counties have economies with a broad mix of industries including the manufacturing, service, transportation and finance industries, as well as the public sector. As reflected in Table 2.3 showing the largest employers, two of the largest employers in the Franklin County market are the State of Ohio and Ohio State University, both of which are based in Columbus. Franklin County is also home to several major medical centers and ancillary facilities and also has several large financial services employers including Huntington Bancshares, National City Corp. and Nationwide Insurance.

        Traditional manufacturing employers represent four out of the fourteen largest employers in Cuyahoga County including two automakers (Ford and General Motors). At the same time, service and finance industry employers also have a significant presence including Case Western Reserve University, the Cleveland Clinic, MBNA Bank and National City Corp.

RP(R) FINANCIAL, LC.
PAGE 2.5


                                    Table 2.3
                              Ohio Central Savings
             Major Employers in Cuyahoga County and Franklin County


                  Employer                                        Industry
                  --------                                        --------

         CUYAHOGA COUNTY
         ---------------
         American Greetings Corp.                              Manufacturing
         Case Western Reserve University                       Service
         Cleveland Clinic Health System                        Service
         Continental Airlines                                  Transportation
         Ford Motor Co.                                        Manufacturing
         General Motors Corp.                                  Manufacturing
         KeyCorp                                               Finance
         Lincoln Electric Co.                                  Manufacturing
         MBNA America Bank                                     Finance
         National City Corp.                                   Finance
         Progressive Corp.                                     Insurance
         SBC Communications                                    Utility
         Sherwin-Williams Co.                                  Manufacturing
         University Hospitals Health System                    Service

         FRANKLIN COUNTY
         ---------------
         Abbott Laboratories/Ross Products                     Manufacturing
         American Electric Power Co.                           Utility
         Ashland Chemical Co.                                  Manufacturing
         Banc One Corp.                                        Finance
         Battelle Memorial Institute                           Service
         Grant/Riverside Methodist Hospitals                   Service
         Huntington Bancshares Inc.                            Finance
         Limited Brands                                        Trade
         National City Corp.                                   Finance
         Nationwide Insurance Enterprise Co.                   Insurance
         Ohio State University                                 Government
         Schottenstein Stores Corp.                            Trade
         State of Ohio                                         Government
         Wendy's International Inc.                            Trade
         Worthington Industries                                Manufacturing

RP(R) FINANCIAL, LC.
PAGE 2.6


UNEMPLOYMENT TRENDS

        Unemployment trends in OC Financial's markets as well as Ohio and the U.S. are displayed in Table 2.4. The unemployment rates in Ohio and Cuyahoga County are above the national average reflecting in part, the significant presence of old-line manufacturing industries which are subject to strong competitive pressures from both other lower-cost areas of the U.S. as well as foreign competition. Moreover, notwithstanding a gradually improving national economy, unemployment rates in Ohio and Cuyahoga County have remained stubbornly high, equal to 6.3% and 6.5% as of August 2004.

        The unemployment rate in Franklin County is comparatively moderate and equaled 4.8% as of August 2004. As the location state capital, Franklin County benefits from a high level of government employment and state spending. Moreover, the presence of Ohio State University has fostered economic growth in the healthcare and research areas which are growth areas of the economy, facilitating its ability to maintain a low unemployment rate.


                                    Table 2.4
                              Ohio Central Savings
                             Unemployment Trends (1)

                                         August  2003           August 2004
        Region                           Unemployment          Unemployment
        ------                           ------------          ------------

        United States                         6.1%                 5.4%
        Ohio                                  6.1%                 6.3%
        Cuyahoga County                       6.3%                 6.5%
        Franklin County                       4.7%                 4.8%


        (1) State and county unemployment rates are not seasonally adjusted.

        Source: U.S. Bureau of Labor Statistics.


MARKET AREA DEPOSIT CHARACTERISTICS

        As a savings institution with its primary business functions of real estate lending and the gathering of deposits in northern and central Ohio, the Bank's primary competitors are: (1) other financial institutions with offices proximate to the Bank's locations; (2) other lenders including

RP(R) FINANCIAL, LC.
PAGE 2.7


auto lenders and mortgage loan originators; (3) those depository and lending organizations not physically located within the Bank's markets, but capable of doing business remotely through the Internet or by other means; and (4) other competitors such as investment firms, mutual funds, insurance companies, etc.

        Competition among financial institutions in the Bank's market is significant. As larger institutions compete for market share to achieve economies of scale, the environment for the Bank's products and services is expected to remain highly competitive. Community-sized institutions such as the Bank typically compete with larger institutions on pricing or operate in a niche that will allow for operating margins to be maintained at profitable levels. The Bank's business plan reflects elements of both strategies.

        Table 2.5 displays deposit market trends over recent years for the two markets where the Bank maintains branches. The large size of the markets overall are indicated by the deposit totals, which equaled $20.5 billion in Franklin County and $52.3 billion in Cuyahoga County, with commercial banks controlling nearly 94% and 83% of the total deposit market, respectively, as compared to the statewide average of 86%. Deposit growth trends in Cuyahoga County are comparatively strong (6.65% in the most recent year), but this primarily reflects strong deposit growth at Key Corp which is headquartered in Cleveland; such deposits are not necessarily reflective of core deposit growth within the market. The deposit growth rate for Franklin County equal to 3.27%, compared closely to the state average of 3.64%.

        The largest competitors in the markets served by the Bank are comprised of some of the largest financial institutions in Ohio and the nation as a whole. In this regard, Key Corp holds the largest market share in Cuyahoga County, with deposits equaling more than 32% of all deposits as of June 30, 2004 (see Table
2.5 for details). Other large competitors include National City and Charter One.

        Bank One, a subsidiary of JPMorgan Chase & Co., holds the largest market share in Franklin County, with deposits equaling nearly 30% of all deposits as of June 30, 2004 (see Table 2.5 for details), while Huntington Bank was a close second with a 27% market share. Other large competitors include National City and U. S. Bank.

RP(R) FINANCIAL, LC.
PAGE 2.8


                                    Table 2.5
                              Ohio Central Savings
                         Cuyahoga County Deposit Detail

                                                                                                     TOTAL DEPOSITS
                                                                                                      AS OF JUNE 30,
                                                           HQ              HQ             # OF      ------------------
Holding Company Name         Institution Name              City            State  Type    Brchs     2002         2004
--------------------         ----------------              ----            -----  ----    -----     ----         ----
                                                                                                   ($000)       ($000)
KeyCorp                      KeyBank National Association  Cleveland         OH   Bank       68  $12,315,105   $16,826,576
National City Corp.          National City Bank            Cleveland         OH   Bank       63   $9,914,667   $11,591,294
Royal Bank of Scotland Group Charter One Bank NA           Cleveland         OH   Bank       82   $4,316,144    $3,760,770
KeyCorp                      KeyBank USA NA                Cleveland         OH   Bank        1   $3,176,243    $3,374,390
Huntington Bancshares Inc.   Huntington National Bank      Columbus          OH   Bank       43   $1,549,581    $1,820,847
Fifth Third Bancorp          Fifth Third Bank              Cincinnati        OH   Bank       43   $1,724,136    $1,811,088
U.S. Bancorp                 U.S. Bank NA                  Cincinnati        OH   Bank       54   $1,485,076    $1,516,856
JPMorgan Chase & Co.         Bank One National Association Columbus          OH   Bank       25   $1,026,000    $1,027,469
FirstMerit Corp.             FirstMerit Bank NA            Akron             OH   Bank       26     $570,607      $650,398
Sky Financial Group Inc.     Sky Bank                      Salineville       OH   Bank       17     $787,939      $601,944
Republic Bancorp Inc.        Republic Bank                 Lansing           MI   Bank       10     $204,172      $227,957
Independence Banccorp        Independence Bank             Independence      OH   Bank        1     $127,700      $134,922
Shorebank Corp.              ShoreBank Cleveland           Cleveland         OH   Bank        1      $49,340       $54,015
National City Corp.          Provident Bank                Cincinnati        OH   Bank        2      $38,363       $52,546
LNB Bancorp Inc.             Lorain National Bank          Lorain            OH   Bank        4      $45,435       $26,760
American National Bancorp    American National Bank        Parma             OH   Bank        2      $24,124       $24,047
Liberty Bank NA              Liberty Bank NA               Twinsburg         OH   Bank        1       $8,407       $10,649
Credit First NA              Credit First NA               Brook Park        OH   Bank        1         $500          $500
Sky Financial Group Inc.     Sky Trust NA                  Pepper Pike       OH   Bank        1         $500          $500
Rurban Financial Corp.       State Bank & Trust Company    Defiance          OH   Bank       1      $18,915            $0
                                                                                             --     --------           ---
TOTAL BANKS                                                                                 446  $37,382,954   $43,513,528

Third FS&LA M.H.C.           Third FS&LA (MHC)             Cleveland         OH   Thrift     22   $4,094,129    $4,159,302
Ohio Savings Financial Corp. Ohio Savings Bank             Cleveland         OH   Thrift     23   $1,447,257    $1,818,160
Dollar Bank FSB              Dollar Bank FSB               Pittsburgh        PA   Thrift     18   $1,374,153    $1,423,149
First FS&LA                  First FS&LA                   Lakewood          OH   Thrift      8     $783,918      $810,926
PVF Capital Corp.            Park View FSB                 Solon             OH   Thrift      9     $340,339      $359,576
Century Bank                 Century Bank                  Parma             OH   Thrift      3     $103,063      $103,792
Third FS&LA M.H.C.           DeepGreen Bank (MHC)          Seven Hills       OH   Thrift      1     $383,135       $32,068
Pioneer Savings Bank         Pioneer Savings Bank          Cleveland         OH    SB         1      $20,628       $19,031
----------------------------------------------------------------------------------------------------------------------------
Third FS&LA M.H.C.           Ohio Central Savings (MHC)    Dublin            OH   Thrift      1      $11,896       $11,901
----------------------------------------------------------------------------------------------------------------------------
First Place Financial Corp.  First Place Bank              Warren            OH   Thrift     1           $0        $4,895
                                                                                             --          ---       -------
TOTAL SAVINGS INSTITUTIONS                                                                   87   $8,558,518    $8,742,800

TOTAL BANKS AND SAVINGS INSTITUTIONS                                                        533  $45,941,472   $52,256,328

OHIO                                                                                      4,716 $186,378,511  $200,199,727
  BANKS                                                                                   4,176 $161,148,857  $172,557,050
  SAVINGS INSTITUTIONS                                                                      540  $25,229,654   $27,642,677


                              MARKET SHARE
                              -------------          2002-2004
Holding Company Name          2002     2004            CAGR
--------------------          ----     ----          ---------
                              (%)      (%)             (%)
KeyCorp                       26.81%   32.20%         16.89%
National City Corp.           21.58%   22.18%          8.13%
Royal Bank of Scotland Group   9.39%    7.20%         -6.66%
KeyCorp                        6.91%    6.46%          3.07%
Huntington Bancshares Inc.     3.37%    3.48%          8.40%
Fifth Third Bancorp            3.75%    3.47%          2.49%
U.S. Bancorp                   3.23%    2.90%          1.06%
JPMorgan Chase & Co.           2.23%    1.97%          0.07%
FirstMerit Corp.               1.24%    1.24%          6.76%
Sky Financial Group Inc.       1.72%    1.15%        -12.60%
Republic Bancorp Inc.          0.44%    0.44%          5.66%
Independence Banccorp          0.28%    0.26%          2.79%
Shorebank Corp.                0.11%    0.10%          4.63%
National City Corp.            0.08%    0.10%         17.03%
LNB Bancorp Inc.               0.10%    0.05%        -23.26%
American National Bancorp      0.05%    0.05%         -0.16%
Liberty Bank NA                0.02%    0.02%         12.55%
Credit First NA                0.00%    0.00%          0.00%
Sky Financial Group Inc.       0.00%    0.00%          0.00%
Rurban Financial Corp.         0.04%    0.00%       -100.00%
                               -----    -----       --------
TOTAL BANKS                   81.35%   83.27%          7.89%

Third FS&LA M.H.C.             8.91%    7.96%          0.79%
Ohio Savings Financial Corp.   3.15%    3.48%         12.08%
Dollar Bank FSB                2.99%    2.72%          1.77%
First FS&LA                    1.71%    1.55%          1.71%
PVF Capital Corp.              0.74%    0.69%          2.79%
Century Bank                   0.22%    0.20%          0.35%
Third FS&LA M.H.C.             0.83%    0.06%        -71.07%
Pioneer Savings Bank           0.04%    0.04%         -3.95%
-------------------------------------------------------------
Third FS&LA M.H.C.             0.03%    0.02%          0.02%
-------------------------------------------------------------
First Place Financial Corp.    0.00%    0.01%           N.M.
                               -----    -----           ----
TOTAL SAVINGS INSTITUTIONS    18.62%   16.73%          1.07%

TOTAL BANKS AND SAVINGS
  INSTITUTIONS                99.97%  100.00%          6.65%

OHIO                         100.02%   99.98%          3.64%
  BANKS                       86.51%   86.17%          3.48%
  SAVINGS INSTITUTIONS        13.51%   13.81%          4.67%


Source:  SNL Securities.

RP(R) FINANCIAL, LC.
PAGE 2.9


                              Table 2.5 (continued)
                              Ohio Central Savings
                         Franklin County Deposit Detail

                                                                                                               Total Deposits
                                                                                                                as of June 30,
                                                                       HQ           HQ            # of      ------------------------
     Holding Company Name              Institution Name               City        State  Type     Brchs       2002          2004
     --------------------              ----------------               ----        -----  ----     -----       ----          ----
                                                                                                            ($000)        ($000)
JPMorgan Chase & Co.            Bank One National Association   Columbus           OH    Bank       52     $5,994,000    $6,108,200
Huntington Bancshares, Inc.     Huntington National Bank        Columbus           OH    Bank       70     $3,991,546    $5,440,784
Futura Banc Corp.               Fifth Third Bank                Cincinnati         OH    Bank       78     $2,960,442    $2,818,433
First Merchants Corp.           National City Bank              Cleveland          OH    Bank       54     $1,591,331    $1,755,011
Commercial Bancshares Inc.      U.S. Bank NA                    Cincinnati         OH    Bank       47       $918,640      $869,901
DCB Financial Corp.             KeyBank National Association    Cleveland          OH    Bank       20       $621,938      $661,632
Fifth Third Bancorp             Bank One Trust Company NA       Columbus           OH    Bank        1     $1,080,630      $351,975
Community Bancshares Inc.       Sky Bank                        Salineville        OH    Bank        9       $194,719      $298,896
First City Bank                 Commerce National Bank          Columbus           OH    Bank        1       $248,293      $292,221
First Community Bank            Heartland Bank                  Gahanna            OH    Bank        7       $208,947      $200,409
FirstMerit Corp.                WesBanco Bank                   Wheeling           WV    Bank        5        $68,403       $82,164
Bankers Bancshares Inc.         First Community Bank            Columbus           OH    Bank        2        $80,981       $79,966
Guernsey Bank                   Park National Bank              Newark             OH    Bank        4        $44,176       $58,133
Heartland Banccorp              Guernsey Bank                   Worthington        OH    Bank        1        $34,720       $56,696
Huntington Bancshares Inc.      World Financial Network NB      Gahanna            OH    Bank        2        $85,000       $51,000
KeyCorp                         First City Bank                 Columbus           OH    Bank        1        $44,396       $45,776
National City Corp.             Great Lakes Bankers Bank        Gahanna            OH    Bank        1        $32,454       $33,446
Oak Hill Financial Inc.         Provident Bank                  Cincinnati         OH    Bank        1        $31,216       $26,304
Ohio Valley Banc Corp.          First Bremen Bank               Bremen             OH    Bank        1             $0       $20,949
Park National Corp.             FirstMerit Bank NA              Akron              OH    Bank        3        $18,764       $20,564
National City Corp.             Ohio Valley Bank Company        Gallipolis         OH    Bank        1        $21,700       $20,274
Sky Financial Group Inc.        Champaign National Bank         Urbana             OH    Bank        1         $8,643       $15,846
U.S. Bancorp                    Delaware County B&TC            Lewis Center       OH    Bank        1        $12,544       $14,540
WesBanco Inc.                   Commercial Savings Bank         Upper Sandusky     OH    Bank        1         $1,914        $3,899
World Financial Network NB      Oak Hill Banks                  Jackson            OH    Bank        2             $0          $185
                                                                                                                   --    -----------
TOTAL BANKS                                                                                        366    $18,295,397    $19,327,204

Arlington Bk                    Ohio Savings Bank               Cleveland          OH    Thrift      5       $510,535      $552,494
Emerald Bank                    Union SB                        Cincinnati         OH    Thrift      5       $158,564      $198,880
Central Federal Corp.           Grange Bank                     Columbus           OH    Thrift      1        $60,514      $174,576
Grange Mutual Casualty Co.      Arlington Bk                    Upper Arlington    OH      SB        1        $95,464      $139,230
Third FS&LA M.H.C.              United Midwest SB               De Graff           OH    Thrift      1        $45,866       $50,086
------------------------------------------------------------------------------------------------------------------------------------
Ohio Savings Financial Corp.    Ohio Central Savings (MHC)      Dublin             OH    Thrift      1        $20,475       $19,906
------------------------------------------------------------------------------------------------------------------------------------
U.S. Bancorp                    CFBank                          Fairlawn           OH    Thrift      1             $0        $1,313
MSB Capital Corp.               Emerald Bank                    Dublin             OH      SB        1             $0          $376
                                                                                                                   --         -----
TOTAL SAVINGS INSTITUTIONS                                                                          16       $891,418    $1,136,861

TOTAL BANKS AND SAVINGS INSTITUTIONS                                                               382    $19,186,815   $20,464,065

OHIO                                                                                             4,716   $186,378,511  $200,199,727
  BANKS                                                                                          4,176   $161,148,857  $172,557,050
  SAVINGS INSTITUTIONS                                                                             540    $25,229,654   $27,642,677


                                      Market Share
                                  -------------------      2002-2004
     Holding Company Name            2002     2004           CAGR
     --------------------            ----     ----         ---------
                                    (%)       (%)             (%)
JPMorgan Chase & Co.               31.24%    29.85%           0.95%
Huntington Bancshares, Inc.        20.80%    26.59%          16.75%
Futura Banc Corp.                  15.43%    13.77%          -2.43%
First Merchants Corp.               8.29%     8.58%           5.02%
Commercial Bancshares Inc.          4.79%     4.25%          -2.69%
DCB Financial Corp.                 3.24%     3.23%           3.14%
Fifth Third Bancorp                 5.63%     1.72%         -42.93%
Community Bancshares Inc.           1.01%     1.46%          23.90%
First City Bank                     1.29%     1.43%           8.49%
First Community Bank                1.09%     0.98%          -2.06%
FirstMerit Corp.                    0.36%     0.40%           9.60%
Bankers Bancshares Inc.             0.42%     0.39%          -0.63%
Guernsey Bank                       0.23%     0.28%          14.71%
Heartland Banccorp                  0.18%     0.28%          27.79%
Huntington Bancshares Inc.          0.44%     0.25%         -22.54%
KeyCorp                             0.23%     0.22%           1.54%
National City Corp.                 0.17%     0.16%           1.52%
Oak Hill Financial Inc.             0.16%     0.13%          -8.20%
Ohio Valley Banc Corp.              0.00%     0.10%            N.M.
Park National Corp.                 0.10%     0.10%           4.69%
National City Corp.                 0.11%     0.10%          -3.34%
Sky Financial Group Inc.            0.05%     0.08%          35.40%
U.S. Bancorp                        0.07%     0.07%           7.66%
WesBanco Inc.                       0.01%     0.02%          42.73%
World Financial Network NB           0.00%     0.00%            N.M.
                                   --------    -----            ----
TOTAL BANKS                         95.34%    94.44%           2.78%

Arlington Bk                        2.66%     2.70%           4.03%
Emerald Bank                        0.83%     0.97%          11.99%
Central Federal Corp.               0.32%     0.85%          69.85%
Grange Mutual Casualty Co.          0.50%     0.68%          20.77%
Third FS&LA M.H.C.                  0.24%     0.24%           4.50%
-------------------------------------------------------------------
Ohio Savings Financial Corp.        0.11%     0.10%          -1.40%
-------------------------------------------------------------------
U.S. Bancorp                        0.00%     0.01%            N.M.
MSB Capital Corp.                   0.00%     0.00%            N.M.
                                    -----     -----            ----
TOTAL SAVINGS INSTITUTIONS          4.66%     5.55%          12.93%

TOTAL BANKS AND SAVINGS
  INSTITUTION                     100.00%    99.99%           3.27%

OHIO                              100.02%    99.98%           3.64%
  BANKS                            86.51%    86.17%           3.48%
  SAVINGS INSTITUTIONS             13.51%    13.81%           4.67%


Source:  SNL Securities.

RP(R) FINANCIAL, LC.
PAGE 2.10


        The proceeds from the stock conversion offering will enhance the Bank's competitiveness by providing increased operating flexibility, and the ability to grow through mortgage lending in addition to the auto lending niche.

RP(R) FINANCIAL, LC.
PAGE 3.1


                            III. PEER GROUP ANALYSIS


        This chapter presents an analysis of OCS' operations versus a group of comparable savings institutions (the "Peer Group") selected from the universe of all publicly-traded savings institutions in a manner consistent with the regulatory valuation guidelines. The basis of the pro forma market valuation of OCS is derived from the pricing ratios of the Peer Group institutions, incorporating valuation adjustments for OCS to reflect key differences in relation to the Peer Group. Since no Peer Group can be exactly comparable to OCS, key areas examined for differences are: financial condition; profitability, growth and viability of earnings; asset growth; primary market area; dividends; liquidity of the shares; marketing of the issue; management; and effect of government regulations and regulatory reform.


PEER GROUP SELECTION

        The Peer Group selection process is governed by the general parameters set forth in the regulatory valuation guidelines. Accordingly, the Peer Group is comprised of only those publicly-traded savings institutions whose common stock is either listed on a national exchange (NYSE or AMEX), or is NASDAQ listed, since their stock trading activity is regularly reported and generally more frequent than non-publicly traded and closely-held institutions. Non-listed institutions are inappropriate since the trading activity for thinly-traded or closely-held stocks is typically highly irregular in terms of frequency and price and thus may not be a reliable indicator of market value. We have also excluded from the Peer Group those companies under acquisition or subject to rumored acquisition, mutual holding companies and recent conversions, since their pricing ratios may be subject to unusual distortion and/or have limited trading history. A recent listing of the universe of all publicly-traded savings institutions is included as Exhibit III-1.

        Ideally, the Peer Group, which must have at least 10 members to comply with the regulatory valuation guidelines, should be comprised of locally or regionally-based savings institutions with comparable resources, strategies and financial characteristics. There are approximately 190 publicly-traded savings institutions nationally and, it is from this group that the Peer Group must be selected. To the extent that differences exist between the converting

RP(R) FINANCIAL, LC.
PAGE 3.2


institution and the Peer Group, valuation adjustments may be applied to account for the differences. Since OCS will be a full stock public company upon completion of the offering, we considered only full stock public companies to be viable candidates for inclusion in the Peer Group. From the universe of publicly-traded thrifts, we selected 12 institutions with characteristics reasonably similar to those of OCS, utilizing the following key selection criteria:

        o       Operating in the Midwest region;
        o       Total assets less than $250 million; and
        o       Return on equity ("ROE") less than 10%.

        We considered focusing the selection criteria on companies with a relatively high proportion of consumer loans but believe this criteria has limited usefulness in the valuation process based on the following considerations: (1) most such companies have considerably higher yields, earnings and credit risk exposure than the Bank; and (2) the Bank's business plan is focused on increasing the proportion of mortgage loans in the future.

        Table 3.1 shows the general characteristics of each of the 12 Peer Group members. Exhibit III-2 provides financial and public market pricing characteristics of all publicly-traded Midwest based thrifts with assets less than $250 million, from which the Peer Group was selected. While there are expectedly some differences between the Peer Group companies and OCS, we believe that the Peer Group companies, on average, provide a good basis for valuation subject to valuation adjustments. The following sections present a comparison of OCS' financial condition, income and expense trends, loan composition, interest rate risk and credit risk versus the Peer Group incorporating the most recent publicly available data.

        In aggregate, the Peer Group companies maintain a slightly higher level of capital than the industry average (11.83% of assets versus 10.80% for all public thrifts), generate stronger core return on average assets ("ROA") (0.71% core "ROA" versus 0.61% for all public thrifts), and generate a higher core ROE (7.27% core "ROE" versus 5.23% for all public thrifts). Overall, the Peer Group's average core P/E multiple was at a slight premium to the average for all publicly-traded thrifts while the average P/B ratio was discounted.

RP(R) FINANCIAL, LC.
PAGE 3.3


                                    Table 3.1
                      Peer Group of Publicly-Traded Thrifts
                               December 3, 2004(1)

                                                                       Operating     Total            Fiscal  Conv.  Stock    Market
Ticker      Financial Institution             Exchg.  Primary Market   Strategy(2)   Assets  Offices   Year   Date   Price    Value
------      ---------------------             ------  --------------   -----------   ------  -------   ----   ----   -----    -----
                                                                                                                      ($)     ($Mil)
NEIB   Northeast Indiana Bancorp of IN        NASDAQ  Northeast IN      Thrift       $229     3        12-31   06/95  $21.90    31
FBTC   First BancTrust Corp. of IL            NASDAQ  EastCentral IL    Thrift        225     3        12-31   04/01  $12.25    31
BRBI   Blue River Bancshares of IN            NASDAQ  Central IN        Thrift        214     4        12-31   06/98   $5.35    18
HLFC   Home Loan Financial Corp. of OH        NASDAQ  Central OH        Thrift        160     3        06-30   03/98  $21.00    35
GTPS   Great American Bancorp of IL           NASDAQ  EastCentral IL    Thrift        157     3        12-31   06/95  $25.50    19
AMFC   AMB Financial Corp. of Munster IN      NASDAQ  Northwest IN      Thrift        154     3        12-31   04/96  $14.50    14
HCFC   Home City Financial Corp. of OH        NASDAQ  Southwest OH      Thrift        153 J   2        12-31   12/96  $15.19    13
FFDF   FFD Financial Corp. of Dover OH        NASDAQ  Northeast OH      Thrift        136 J   3        06-30   04/96  $15.25    18
PSFC   Peoples Sidney Financial Corp. of OH   NASDAQ  WestCentral OH    Thrift        136 J   4        06-30   04/97  $15.75    23
CIBI   Community Inv. Bancorp, Inc. of OH     NASDAQ  NorthCentral OH   Thrift        122     3        06-30   02/95  $14.77    16
PBNC   PFS Bancorp Inc. of Aurora IN          NASDAQ  Southeastern IN   Thrift        117 J   3        12-31   10/01  $15.21    22
HWEN   Home Financial Bancorp of IN           NASDAQ  Central IN        Thrift         63 J   2        06-30   07/96   $6.00     8


NOTES:  (1)  Or most recent date available (M=March, S=September, D=December,
             J=June, E=Estimated, and P=Pro Forma)
        (2) Operating strategies are: Thrift=Traditional Thrift, M.B.=Mortgage Banker, R.E.=Real Estate Developer, Div.=Diversified and Ret.=Retail Banking.
        (3)  FDIC savings bank institution.

Source: Corporate offering circulars, data derived from information published in SNL Securities Quarterly Thrift Report, and financial reports of publicly-traded thrifts.

RP(R) FINANCIAL, LC.
PAGE 3.4


                                                      ALL
                                                PUBLICLY-TRADED
                                              SAVINGS INSTITUTIONS    PEER GROUP
                                              --------------------    ----------

        FINANCIAL CHARACTERISTICS (AVERAGES)
        Assets ($Mil)                                $2,524               $156
        Market Capitalization ($Mil)                $395.74             $20.68
        Equity/Assets (%)                            10.77%             11.42%
        Tangible Equity/Assets (%)                    9.80%             11.20%
        Core Return on Assets (%)                     0.71%              0.61%
        Core Return on Equity (%)                     7.27%              5.24%

        PRICING RATIOS (AVERAGES)(1)
        Core Price/Earnings (x)                      19.81x             20.67x
        Price/Book (%)                              164.94%            116.93%
        Price/Tangible Book (%)                     180.21%            120.00%
        Price/Assets (%)                             17.75%             13.51%

        (1) Based on market prices as of November 26, 2004.

        Source: Table 4.3.


        The similarities and differences between the Bank and the Peer Group will be highlighted in the following comparative analysis.


FINANCIAL CONDITION

        Table 3.2 shows comparative balance sheet measures for OCS and the Peer Group. OCS' pre-conversion equity ratio of 6.8% of assets falls below the Peer Group average of 11.4%; however, with the addition of stock proceeds, net of expenses, stock benefit plan purchases, and the payment to TFS, the Bank's pro forma capital position is expected to modestly exceed the Peer Group's ratio. OCS does not have intangible assets and the Peer Group amount on average is nominal. The increased equity is anticipated to enhance OCS' earnings potential through reinvestment of proceeds, lower funding costs and potentially through profitable growth. At the same time, the Bank will incur increased operating costs resulting from its separation from TFS and as a result of the cost of the stock benefit plans and normal public company costs. The Bank and all of the Peer Group companies are in compliance with their regulatory capital requirements.

RP(R) FINANCIAL, LC.
PAGE 3.5


                                    Table 3.2
                   Balance Sheet Composition and Growth Rates
                         Comparable Institution Analysis
                            As of September 30, 2004

                                                                           Balance Sheet as a Percent of Assets
                                             ---------------------------------------------------------------------------------------
                                                                                                                               MEMO:
                                               Cash &     MBS &                    Borrowed   Subd.   Net   Goodwill  Tng Net  Pref.
                                             Equivalents  Invest  Loans  Deposits    Funds    Debt   Worth  & Intang  Worth    Stock
                                             -----------  ------  -----  --------    -----    ----   -----  --------  -----    -----

Ohio Central Savings
--------------------
  September 30, 2004                           1.2%        49.8%  47.1%   58.0%      29.6%    0.0%    6.8%    0.0%      6.8%   0.0%



All Public Companies                           4.1%        23.6%  67.5%   66.3%      20.9%    0.7%   10.6%    0.9%      9.8%   0.0%
State of OH                                    4.1%        17.4%  74.3%   68.0%      18.5%    0.5%   12.0%    0.5%     11.5%   0.0%
Comparable Group Average                       5.8%        11.1%  78.5%   69.0%      18.5%    0.3%   11.4%    0.2%     11.1%   0.0%


Comparable Group
----------------
AMFC   AMB Financial Corp. of Munster IN       6.2%         4.5%  81.8%   73.4%      12.7%    3.2%    8.5%    0.0%      8.5%   0.0%
BRBI   Blue River Bancshares of IN             7.1%        17.2%  70.3%   82.6%       9.2%    0.0%    7.6%    1.7%      6.0%   0.0%
CIBI   Community Inv. Bancorp, Inc. of OH      3.5%        12.9%  80.8%   67.0%      21.7%    0.0%   10.9%    0.0%     10.9%   0.0%
FFDF   FFD Financial Corp. of Dover OH (1)     8.0%         5.5%  84.3%   77.6%       9.3%    0.0%   12.3%    0.0%     12.3%   0.0%
FBTC   First BancTrust Corp. of IL             4.3%        38.9%  51.7%   70.6%      16.7%    0.0%   12.1%    0.0%     12.1%   0.0%
GTPS   Great American Bancorp of IL           15.9%         3.2%  75.3%   78.1%       9.6%    0.0%   11.1%    0.3%     10.8%   0.0%
HCFC   Home City Financial Corp. of OH (1)     4.6%         8.2%  82.0%   68.7%      22.6%    0.0%    8.1%    0.2%      7.9%   0.0%
HWEN   Home Financial Bancorp of IN (1)        5.7%         5.7%  80.0%   61.3%      26.8%    0.0%   11.2%    0.0%     11.2%   0.0%
HLFC   Home Loan Financial Corp. of OH         1.5%        12.3%  82.6%   55.3%      29.7%    0.0%   14.1%    0.0%     14.1%   0.0%
NEIB   Northeast Indiana Bancorp of IN         2.3%        17.3%  75.4%   56.2%      31.7%    0.0%   11.4%    0.0%     11.4%   0.0%
PBNC   PFS Bancorp Inc. of Aurora IN (1)(2)    3.9%         2.3%  92.4%   73.5%       8.5%    0.0%   16.8%    0.0%     16.8%   0.0%
PSFC   Peoples Sidney Financial Corp. of OH    7.4%         5.1%  85.2%   63.9%      22.9%    0.0%   12.8%    0.0%     12.8%   0.0%


                                                                                                                 Regulatory
                                                           Balance Sheet Annual Growth Rates                       Capital
                                            -------------------------------------------------------------   ------------------------
                                                    MBS, Cash &                  Borrows.   Net   Tng Net
                                            Assets  Investments  Loans  Deposits &Subdebt  Worth   Worth    Tangible  Core  Reg.Cap.
                                            ------  -----------  -----  -----------------  -----   -----    --------  ----  --------
Ohio Central Savings
--------------------
  September 30, 2004                        10.71%      27.05%   -1.88%   7.94%  32.16%     0.67%   0.67%    6.76%     6.76%  13.86%



All Public Companies                        13.25%       4.45%   14.57%   8.58%  17.78%     4.04%   3.24%    9.03%     9.02%  15.96%
State of OH                                  8.33%      -4.14%   12.35%   4.67%  13.97%     0.60%  -1.83%    9.10%     8.94%  14.10%
Comparable Group Average                     8.66%      -9.26%    6.44%  -1.00%  14.39%     3.07%   0.64%   10.33%    10.33%  18.34%


Comparable Group
----------------
AMFC   AMB Financial Corp. of Munster IN     3.95%     -14.25%    7.60%   1.66%  17.55%     8.00%   8.00%    8.95%     8.95%  15.51%
BRBI   Blue River Bancshares of IN          93.47%      36.58%     N.M.    N.M.  78.75%    35.82%   6.24%     N.M.      N.M.    N.M.
CIBI   Community Inv. Bancorp, Inc. of OH    0.82%     -14.22%    4.27%  -5.42%  25.69%     3.16%   3.16%     N.M.      N.M.    N.M.
FFDF   FFD Financial Corp. of Dover OH (1)  -0.38%       6.39%   -1.26%   1.05%  -8.80%    -1.06%  -1.06%     N.M.      N.M.    N.M.
FBTC   First BancTrust Corp. of IL           0.08%      -8.70%    7.84%  -2.26%   5.63%     5.80%   5.80%   11.85%    11.85%  23.65%
GTPS   Great American Bancorp of IL         -4.02%     -45.88%   18.87%  -6.35%  15.38%    -1.59%  -1.63%    8.05%     8.05%  15.07%
HCFC   Home City Financial Corp. of OH (1)   3.25%      59.35%   -2.25%   3.44%   1.59%     5.91%   6.36%     N.M.      N.M.    N.M.
HWEN   Home Financial Bancorp of IN (1)      2.85%     -15.74%    4.58%   0.93%   6.25%     6.03%   6.03%     N.M.      N.M.    N.M.
HLFC   Home Loan Financial Corp. of OH       6.49%       6.16%    3.77%   2.56%  16.30%     3.84%   3.84%   11.30%    11.30%  18.40%
NEIB   Northeast Indiana Bancorp of IN       3.25%     -20.82%   11.56%   4.91%   3.24%    -4.23%  -4.23%   10.90%    10.90%  17.40%
PBNC   PFS Bancorp Inc. of Aurora IN (1)(2) -0.36%     -66.72%   15.49%  -4.40%   N.M.    -25.16% -25.16%     N.M.      N.M.    N.M.
PSFC   Peoples Sidney Financial Corp.
         of OH                              -5.43%     -33.26%    0.34%  -7.16%  -3.26%     0.27%   0.27%   10.90%    10.90%  20.00%

RP(R) FINANCIAL, LC.
PAGE 3.6


        The Bank's asset composition reflects a lower concentration of loans to assets of 47.1% versus a 78.5% average for the Peer Group. Thus, the ratio of cash, investments, and MBS for the Bank was higher than for the Peer Group (51.0% of assets versus 16.9% for the Peer Group). The lower ratio of loans reflects the Bank's limited internal loan origination activities recently (with the exception of automobile loans). In this regard, unlike the Peer Group companies, the Bank lacks an internal loan origination capacity for residential mortgage loans. Overall, the Bank's interest-earning assets ("IEA") ratio approximated 98.1% of assets, higher than the Peer Group ratio of 95.4%, which partially reflects the Bank's more limited investment in fixed assets, no intangible assets and lower non-performing assets. On a pro forma basis, the Bank's current IEA advantage is expected to increase as the net proceeds are reinvested into IEA. At the same time, the earnings power of the Bank's assets are comparatively lower than the Peer Group given the lower proportion of higher yielding loans to assets.

        The Bank's deposits/assets ratio equaled 58.0%, which was below the Peer Group average of 69.0%. Borrowings were utilized to a greater degree by OCS, at 29.6% versus the Peer Group ratio of 18.5%. The level of borrowings by the Bank restricts future growth through borrowings and suggests that future asset growth will be dependent on the ability to increase deposits. Also, deposits are generally considered to be more valuable from a franchise perspective. Total interest-bearing liabilities ("IBL") maintained by OCS and the Peer Group, equaled 87.6% and 87.5% of assets, respectively. The Bank's IBL ratio will be improved on a post-conversion basis as the pro forma equity level will be higher.

        A key measure of balance sheet strength and earnings power is the IEA/IBL ratio. Presently, the Bank's IEA/IBL ratio is above OCS' ratio, based on respective ratios of 112.0% and 109.0%. The additional capital realized from stock proceeds should improve OCS' advantage in this regard.

        Table 3.2 shows growth rates for key balance sheet items for the most recent 12 months for OCS and the Peer Group. OCS realized faster asset growth than the Peer Group, at 10.71% and 8.66%, respectively. The Bank's comparatively faster growth is attributable to growth in wholesale elements of the balance sheet, as the expanding cash and investments portfolio was funded primarily by borrowings, and the loan portfolio declined. Specifically, the Bank's loan portfolio diminished by 1.88% over the most recent 12 month period as compared to 6.44%

RP(R) FINANCIAL, LC.
PAGE 3.7


average growth for the Peer Group. Comparatively, OCS' portfolio of cash and investments increased by 27.05%, as compared to modest shrinkage realized by the Peer Group. Deposit growth for the Bank reflects a comparative advantage relative to the Peer Group who experienced slight shrinkage on average.

        The Bank's equity increased by less than 1% due to low profitability versus 3.07% for the Peer Group despite the Peer Group's higher equity and that they were engaged in capital management strategies. On a post-offering basis, the Bank's equity growth rate will initially be restricted due to the increased equity level and low current market rates for proceeds reinvestment.


INCOME AND EXPENSE COMPONENTS

        OCS and the Peer Group reported ROA ratios of 0.05% and 0.63%, respectively (see Table 3.3), for the most recent 12 months. The Bank's lower profitability reflects its comparatively weaker spreads which leads to its thin net interest income ratio. Additionally, OCS' lower profitability results from its comparatively high operating expenses, which are partially mitigated by the Bank's relatively high level of non-interest revenues and gains on sale.

        The Bank's interest income and interest expense ratios relative to average assets were less favorable in comparison to the Peer Group, resulting in a less favorable net interest income ratio of 2.76% versus the Peer Group average of 3.31%. The Bank's lower interest income ratio was the result of its lower IEA yield (4.67% versus 5.70% for the Peer Group), reflecting its lower loans/assets ratio and the relatively low yields on the Bank's high quality automobile loans. The Bank's higher interest expense ratio, 2.54% versus 2.13% of average assets for the Peer Group, reflects the Bank's competitive deposit rates, despite a higher proportion of transaction accounts, and higher utilization of borrowed funds. On a pro forma basis the net interest income ratio may improve marginally, partially limited by the currently low reinvestment rates.

        Non-interest income equaled 1.02% of average assets for OCS versus an average of 0.60% for the Peer Group (excluding gains on sale for both). The Bank's higher non-interest

RP(R) FINANCIAL, LC.
PAGE 3.8


                                                              Table 3.3
                                   Income as Percent of Average Assets and Yields, Costs, Spreads
                                                   Comparable Institution Analysis
                                           For the Twelve Months Ended September 30, 2004


                                                                Net Interest Income                       Other Income
                                                           ------------------------------            ---------------------
                                                                                   Loss      NII                            Total
                                                     Net                           Provis.  After    Loan    R.E.    Other  Other
                                                   Income  Income  Expense   NII   on IEA   Provis.  Fees    Oper.  Income  Income
                                                   ------  ------  -------   ---   ------   -------  ----    -----  ------  ------
Ohio Central Savings
--------------------
September 30, 2004                                  0.05%   5.35%   2.59%   2.76%   0.07%    2.69%   0.00%   0.00%   1.02%   1.02%



All Public Companies                                0.77%   5.02%   1.97%   3.05%   0.13%    2.92%   0.05%   0.00%   0.66%   0.71%
State of OH                                         0.60%   5.15%   2.20%   2.95%   0.15%    2.80%   0.05%   0.00%   0.39%   0.43%
Comparable Group Average                            0.63%   5.44%   2.13%   3.31%   0.15%    3.16%   0.03%  -0.02%   0.59%   0.60%


Comparable Group
----------------
AMFC      AMB Financial Corp. of Munster IN         0.63%   5.20%   2.34%   2.86%   0.11%    2.75%   0.09%  -0.03%   0.81%   0.87%
BRBI      Blue River Bancshares of IN               0.11%   5.11%   1.94%   3.17%   0.23%    2.94%   0.00%   0.00%   0.51%   0.51%
CIBI      Community Inv. Bancorp, Inc. of OH        0.69%   5.20%   2.02%   3.18%   0.13%    3.05%   0.00%   0.00%   0.38%   0.38%
FFDF      FFD Financial Corp. of Dover OH (1)       0.50%   4.65%   1.82%   2.83%   0.02%    2.81%   0.00%  -0.01%   0.20%   0.19%
FBTC      First BancTrust Corp. of IL               0.57%   5.18%   1.96%   3.22%   0.28%    2.94%   0.15%  -0.04%   1.20%   1.30%
GTPS      Great American Bancorp of IL              0.78%   4.87%   1.40%   3.48%   0.00%    3.48%   0.05%   0.00%   1.78%   1.84%
HCFC      Home City Financial Corp. of OH (1)       0.43%   5.85%   2.92%   2.93%   0.26%    2.67%   0.00%   0.00%   0.13%   0.13%
HWEN      Home Financial Bancorp of IN (1)          0.59%   7.44%   2.48%   4.95%   0.39%    4.56%   0.00%  -0.12%   0.63%   0.51%
HLFC      Home Loan Financial Corp. of OH           1.09%   6.18%   2.32%   3.86%   0.29%    3.57%   0.00%   0.00%   0.45%   0.45%
NEIB      Northeast Indiana Bancorp of IN           0.75%   5.34%   2.57%   2.77%   0.00%    2.77%   0.09%   0.00%   0.45%   0.53%
PBNC      PFS Bancorp Inc. of Aurora IN (1)         0.71%   4.58%   1.35%   3.23%   0.04%    3.19%   0.00%  -0.05%   0.40%   0.35%
PSFC      Peoples Sidney Financial Corp. of OH (1)  0.70%   5.70%   2.45%   3.25%   0.04%    3.21%   0.00%   0.00%   0.11%   0.11%


(CONTINUED)

                                                     G&A/Other Exp.   Non-Op. Items    Yields, Costs, and Spreads             MEMO:
                                                    ---------------   -------------  -----------------------------           Effec-
                                                                                                                     MEMO:    tive
                                                      G&A   Goodwill   Net   Extrao.   Yield     Cost     Yld-Cost  Assets     Tax
                                                    Expense   Amort.  Gains   Items  On Assets  Of Funds   Spread   FTE Emp.  Rate
                                                    -------   ------  -----   -----  ---------  --------   ------   -------  -------

Ohio Central Savings
--------------------
September 30, 2004                                   4.53%    0.00%   0.90%   0.00%    5.06%     2.31%      2.61%    $2,652   35.96%



All Public Companies                                 2.53%    0.02%   0.09%   0.01%    5.20%     2.22%      2.99%    $5,378   34.00%
State of OH                                          2.46%    0.01%   0.13%   0.00%    5.37%     2.53%      2.83%    $4,270   32.01%
Comparable Group Average                             2.87%    0.00%   0.03%   0.00%    5.70%     2.44%      3.27%    $3,608   34.18%


Comparable Group
----------------
AMFC      AMB Financial Corp. of Munster IN          2.77%    0.00%  -0.06%   0.00%    5.64%     2.63%      3.01%    $4,824   38.05%
BRBI      Blue River Bancshares of IN                3.27%    0.03%   0.02%   0.00%    5.42%     2.14%      3.29%    $3,683     N.M.
CIBI      Community Inv. Bancorp, Inc. of OH         2.46%    0.00%   0.06%   0.00%    5.35%     2.28%      3.07%    $3,307   34.41%
FFDF      FFD Financial Corp. of Dover OH (1)        2.50%    0.00%   0.26%   0.00%    4.76%     2.09%      2.66%    $3,160   34.01%
FBTC      First BancTrust Corp. of IL                3.57%    0.00%   0.17%   0.00%    5.45%     2.24%      3.21%    $2,643   31.00%
GTPS      Great American Bancorp of IL               4.08%    0.00%   0.01%   0.00%    5.15%     1.59%      3.56%    $1,956   37.25%
HCFC      Home City Financial Corp. of OH (1)        2.18%    0.02%   0.00%   0.00%    6.17%     3.20%      2.97%    $4,379   28.34%
HWEN      Home Financial Bancorp of IN (1)           4.29%    0.00%  -0.29%   0.00%    8.08%     2.82%      5.26%    $2,643     N.M.
HLFC      Home Loan Financial Corp. of OH            2.44%    0.00%   0.12%   0.00%    6.33%     2.73%      3.59%    $4,112   35.59%
NEIB      Northeast Indiana Bancorp of IN            2.35%    0.00%   0.06%   0.00%    5.62%     2.95%      2.67%    $4,574   25.62%
PBNC      PFS Bancorp Inc. of Aurora IN (1)          2.35%    0.00%   0.00%   0.00%    4.65%     1.76%      2.89%    $3,900   40.52%
PSFC      Peoples Sidney Financial Corp. of OH (1)   2.21%    0.00%   0.00%   0.00%    5.84%     2.82%      3.02%    $4,114   37.06%


(1) Financial information is for the quarter ending June 30, 2004.

Source: Audited and unaudited financial statements, corporate reports and offering circulars, and R (R) Financial, LC. calculations.
        The information provided in this table has been obtained from sources we believe ar reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2004 by RP(R) Financial, LC.

RP(R) FINANCIAL, LC.
PAGE 3.9


income ratio primarily reflects the high level of fee income generated through the Bank's higher proportion of transaction accounts as well as the automobile loan servicing income.

        The Bank has recognized gains on the sale of automobile loans sold to TFS over the last three fiscal years, who has been the sole purchaser of such loans. With the termination of the TFS affiliation, OCS must identify other purchasers in order to maintain the automobile lending emphasis. Thus, the 0.90% gains realized in fiscal 2004 are an unpredictable source of earnings in the future. By comparison, gains on sale totaled averaged only 0.03% for the Peer Group.

        The operating expense ratios for OCS and the Peer Group were 4.53% and 2.87%, respectively. As noted in Section One, several factors have caused OCS to operate with a high operating expense ratio including a higher proportion of transaction deposits, small average loan balance of consumer loans, greater portfolio of loans serviced for others and the Bank's small asset size. Further pressure on expenses are expected as the TFS affiliation terminates and with the introduction of public company costs and stock benefit plans expenses. Intangible assets amortization for the Peer Group was nominal.

        OCS' efficiency ratio (operating expenses as a percent of the sum of non-interest operating income and net interest income) of 119.9% is considerably less favorable than the Peer Group's ratio of 73.4%. On a post-offering basis, the Bank's efficiency ratio is expected to show some improvement as the net interest ratio increases with the reinvestment of proceeds, although the increased operating expenses (reflecting the costs of operating as public company, stock plans expenses and incremental costs resulting from the Bank's separation from TFS) may limit the improvement. Thus, the efficiency ratio is expected to remain at a competitive disadvantage relative to the Peer Group.

        Loan loss provisions for the Bank and the Peer Group were relatively modest, amounting to 0.07% and 0.15% of average assets for the Bank and the Peer Group, respectively, reflecting relatively strong asset quality and limited loan chargeoffs for both. However, the modestly higher level of loss provisions established by the Peer Group is consistent with the higher loans/assets ratio and higher level of NPAs in comparison to the Bank.

        The Bank's effective tax rate for the last 12 months of 35.9% is comparable to the Peer Group average of 34.2%. The Bank's tax rate was skewed upward by the low level of earnings overall

RP(R) FINANCIAL, LC.
PAGE 3.10


and management expects OCS' tax rate to approximate the current Peer Group average over the long term.


LOAN COMPOSITION

        The Bank's higher consumer lending orientation relative to the Peer Group is evidenced in Table 3.4. The Bank's consumer loan portfolio, consisting principally of automobile loans, equaled 32.8% of total assets, while residential mortgage loans and MBS comprised the majority of the balance.

        Comparatively, the Peer Group's lending is more diversified, including 1-4 family and multifamily lending and commercial lending (both real estate and commercial and industrial lending). On average, the Peer Group's consumer loans comprised only 5.1% of total assets while mortgage secured assets (i.e., MBS, residential mortgage, construction and multi-family/commercial mortgage loans) equaled 72.1% of assets, which were primarily comprised of residential loans (49.6% of assets) and multi-family/commercial mortgage loans (14.7% of assets).

        Overall, the Bank's higher proportion of cash and investments led to a lower risk-weighted assets ratio relative to the Peer Group, at 51.74% and 59.35%, respectively, notwithstanding the Bank's higher ratio of consumer lending.


CREDIT RISK

        The Bank reported a lower level of NPAs/assets ratio than the Peer Group, at 0.05 percent and 1.25%, respectively (see Table 3.5). The Bank's NPAs consist solely of non-performing loans ("NPLs"), while the Peer Group also maintained real estate owned ("REO") and NPLs. The Bank maintains slightly higher reserves as a percent of loans, as well as higher reserve coverage in comparison to NPLs and NPAs. Loan chargeoffs are comparatively modest for both, equal to 0.08% of loans for the Bank and averaging 0.11% of loans for the Peer Group.

        Overall, the nature of the Bank's lending, with an emphasis on automobile lending tends to increase credit risk exposure relative to prime mortgage lenders. However, such risks are mitigated to an extent by the Bank's success at maintaining strong asset quality and minimizing

RP(R) FINANCIAL, LC.
PAGE 3.11


                                    Table 3.4
               Loan Portfolio Composition and Related Information
                         Comparable Institution Analysis
                            As of September 30, 2004

                                                 Portfolio Composition as a Percent of Assets
                                                 ---------------------------------------------------------
                                                        1-4     Constr.   5+Unit  Commerc.              RWA/    Serviced   Servicing
                  Institution                   MBS    Family   & Land   Comm RE  Business  Consumer   Assets  For Others   Assets
                  -----------                   ---    ------   ------   -------  --------  --------   ------  ----------   ------
                                                (%)     (%)      (%)      (%)       (%)      (%)       (%)      ($000)      ($000)
Ohio Central Savings                           36.69%   13.41%   0.00%     1.20%    0.12%    32.82%    51.74%   $51,371        $0
--------------------


All Public Companies                           12.81%   37.34%   4.92%    15.86%    3.56%     3.83%    60.26%  $729,161    $8,468
State of OH                                     7.80%   44.51%   4.92%    15.87%    2.70%     4.40%    62.50%  $224,219    $2,270
Comparable Group Average                        4.59%   49.61%   3.29%    14.65%    5.14%     5.08%    59.35%   $15,018      $162


Comparable Group
----------------
AMFC  AMB Financial Corp. of Munster IN         1.72%   56.36%   4.31%    16.91%    1.71%     3.04%    59.28%        $0        $0
BRBI  Blue River Bancshares of IN                N.A.     N.A.    N.A.      N.A.     N.A.      N.A.    31.83%      $496        $0
CIBI  Community Inv. Bancorp, Inc. of OH        0.93%   65.08%   2.73%     3.88%    3.68%     3.36%    56.38%    $3,579       $44
FFDF  FFD Financial Corp. of Dover OH (1)       0.69%   40.64%   1.10%    28.85%    1.99%    11.49%    69.00%        $0      $633
FBTC  First BancTrust Corp. of IL              27.38%   16.43%   0.84%    11.96%   11.23%     3.08%    53.10%   $89,947      $817
GTPS  Great American Bancorp of IL              2.52%   39.29%   2.57%    16.71%    4.80%     6.95%    56.86%   $45,224       $93
HCFC  Home City Financial Corp. of OH (1)       1.57%   43.17%   3.64%    24.58%    1.57%     9.53%    68.35%    $2,284        $0
HWEN  Home Financial Bancorp of IN (1)          2.45%   50.78%   4.83%    11.92%   12.38%     0.63%    66.22%        $0        $0
HLFC  Home Loan Financial Corp. of OH           6.44%   56.49%   2.64%    11.05%    7.56%     4.64%    63.60%    $7,087       $57
NEIB  Northeast Indiana Bancorp of IN           6.82%   44.78%   2.83%    12.43%    6.15%     6.26%    66.03%   $31,602      $300
PBNC  PFS Bancorp Inc. of Aurora IN (1)         0.00%   66.63%   7.26%    13.17%    2.40%     3.56%    64.69%        $0        $0
PSFC  Peoples Sidney Financial Corp. of OH (1)  0.00%   66.02%   3.48%     9.70%    3.09%     3.33%    56.86%        $0        $0


(1) Financial information is for the quarter ending June 30, 2004.

Source: Audited and unaudited financial statements, corporate reports and offering circulars, and RP(R) Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2004 by RP(R) Financial, LC.

RP(R) FINANCIAL, LC.
PAGE 3.12


                                    Table 3.5
                  Credit Risk Measures and Related Information
                         Comparable Institution Analysis
                            As of September 30, 2004

                                                         NPAs &                                       Rsrves/
                                                 REO/    90+Del/      NPLs/      Rsrves/    Rsrves/    NPAs &    Net Loan      NLCs/
                  Institution                   Assets   Assets      Loans       Loans       NPLs      90+Del    Chargoffs     Loans
                  -----------                   -----    ------      -----       -----       ----      ------    ---------     -----
                                                 (%)      (%)         (%)         (%)        (%)         (%)      ($000)        (%)
Ohio Central Savings                            0.00%    0.05%       0.10%       0.88%    855.56%     855.56%        $21       0.08%
--------------------


All Public Companies                            0.09%    0.54%       0.61%       0.97%    224.79%     203.07%       $274       0.11%
State of OH                                     0.08%    0.79%       0.88%       0.85%    185.50%     126.79%       $127       0.05%
Comparable Group Average                        0.24%    1.25%       1.30%       0.82%     87.84%      56.89%        $41       0.11%


Comparable Group
----------------
AMFC     AMB Financial Corp. of Munster IN      0.29%    1.37%       1.31%       0.56%     43.16%      33.95%        $41       0.13%
BRBI     Blue River Bancshares of IN            0.93%    1.99%       0.52%       1.18%    228.63%      42.18%       $186      -0.09%
CIBI     Community Inv. Bancorp, Inc. of OH     0.00%     N.A.       1.31%       0.52%     40.00%        N.A.        $67       0.27%
FFDF     FFD Financial Corp. of Dover OH (1)    0.00%     N.A.        N.A.       0.66%       N.A.        N.A.         $0       0.00%
FBTC     First BancTrust Corp. of IL            0.10%    1.03%       1.77%       1.95%    109.76%      99.61%        $21       0.07%
GTPS     Great American Bancorp of IL           0.00%    0.02%        N.A.       1.01%       N.A.        N.A.         $0       0.00%
HCFC     Home City Financial Corp. of OH (1)    0.00%     N.A.        N.A.       0.63%       N.A.        N.A.        $12       0.04%
HWEN     Home Financial Bancorp of IN (1)       1.46%    2.69%       1.52%       0.66%     43.20%      19.83%       $100       0.76%
HLFC     Home Loan Financial Corp. of OH        0.00%     N.A.       2.59%       0.50%     19.41%        N.A.        $24       0.07%
NEIB     Northeast Indiana Bancorp of IN        0.07%    0.72%       0.86%       0.84%     97.86%      88.28%        $23       0.05%
PBNC     PFS Bancorp Inc. of Aurora IN (1)      0.00%     N.A.        N.A.       0.69%       N.A.        N.A.        $19       0.00%
PSFC     Peoples Sidney Financial Corp.
           of OH (1)                            0.07%    0.96%       0.54%       0.65%    120.67%      57.48%         $0       0.00%


(1) Financial information is for the quarter ending June 30, 2004.

Source: Audited and unaudited financial statements, corporate reports and offering circulars, and RP(R) Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2004 by RP(R) Financial, LC.

RP(R) FINANCIAL, LC.
PAGE 3.13


loan losses, and by the low credit risk exposure in the majority of the Bank's assets which consist of investment securities and MBS. In the future, the Bank's credit risk exposure may be subject to increase given the change in lending focus and the outsourcing of the underwriting and processing functions.


INTEREST RATE RISK

        Table 3.6 reflects various key ratios highlighting the relative interest rate risk exposure. From a balance sheet perspective, OCS' lower pre-conversion capital position suggests higher exposure while the higher IEA/IBL ratio which is supported by a relatively low ratio of non-earnings assets is favorable from an interest rate risk exposure perspective. On a post-conversion basis, these ratios should improve relative to the Peer Group. In the absence of comparability in timely interest rate risk reporting and methodology, we reviewed quarterly changes in the net interest income ratio. In general, the quarterly fluctuations in the Bank's net interest income ratio exceed the Peer Group average, and are primarily the result of the Bank's current negative earnings trend resulting from spread compression. At the same time, the Bank's net interest income ratio should stabilize to some degree following the conversion, given the initial expected proceeds reinvestment strategy (primarily short-to-intermediate term investment securities). In this regard, we believe the Bank's principal risk factor with respect to its interest rate risk exposure in comparison to the Peer Group is derived from its low level of profitability rather than an A/L repricing mismatch.


SUMMARY

        Based on the foregoing, the Peer Group appears to provide a reasonable basis for determining the pro forma market value of OCS. Areas where comparative differences exist will be addressed in the form of valuation adjustments in the following section.

RP(R) FINANCIAL, LC.
PAGE 3.14


                                    Table 3.6
         Interest Rate Risk Measures and Net Interest Income Volatility
                         Comparable Institution Analysis
             As of September 30, 2004 or Most Recent Date Available

                                             Balance Sheet Measures
                                             -----------------------               Quarterly Change in Net Interest Income
                                                            Non-Earn.  -------------------------------------------------------------
                                            Equity/ IEA/    Assets/
                  Institution               Assets   IBL     Assets    9/30/2004 6/30/2004 3/31/2004 12/31/2003 9/30/2003 6/30/2003
                  -----------               ------   ---     ------    --------- --------- --------- ---------- --------- ---------
                                              (%)    (%)      (%)      (change in net interest income is annualized in basis points)
Ohio Central Savings                         6.8%   112.0%    1.9%         -11        -11       -8        -10        -12        6
--------------------


All Public Companies                         9.7%   108.2%    4.7%           2         -3        1          7         -4       -4
State of OH                                 11.5%   110.5%    4.2%           2         -6        1          2         -2       -1
Comparable Group Average                    11.2%   108.9%    4.6%          -4          2        5          3         -2       -2


Comparable Group
----------------
AMFC  AMB Financial Corp. of Munster IN      8.5%   103.6%    7.5%         -24          5       41        -32         -6        2
BRBI  Blue River Bancshares of IN            6.0%   103.0%    5.4%          24        -32      -47         51          6       -2
CIBI  Community Inv. Bancorp, Inc. of OH    10.9%   109.7%    2.8%         -14         18        3         11         -8       12
FFDF  FFD Financial Corp. of Dover OH (1)   12.3%   112.4%    2.3%        N.A.         -6        8          6         -6      -17
FBTC  First BancTrust Corp. of IL           12.1%   108.6%    5.2%         -15         12      -16         18        -11      -40
GTPS  Great American Bancorp of IL          10.8%   107.7%    5.5%          27         27       12          0        -22       -6
HCFC  Home City Financial Corp. of OH (1)    7.9%   103.8%    5.2%        N.A.         -7       -6        -21          8       15
HWEN  Home Financial Bancorp of IN (1)      11.2%   103.7%    8.6%        N.A.          9       19          5          2        3
HLFC  Home Loan Financial Corp. of OH       14.1%   113.3%    3.6%         -20         -2        8        -14         -2       23
NEIB  Northeast Indiana Bancorp of IN       11.4%   108.1%    5.0%          -5          4       16         11        -12       -1
PBNC  PFS Bancorp Inc. of Aurora IN (1)     16.8%   120.1%    1.4%        N.A.          7        6         -3          8      -11
PSFC  Peoples Sidney Financial Corp. of
        OH (1)                              12.8%   112.4%    2.4%        N.A.         -6       19          3         14       -3


(1) Financial information is for the quarter ending June 30, 2004. NA=Change is greater than 100 basis points during the quarter.

Source: Audited and unaudited financial statements, corporate reports and offering circulars, and RP(R) Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2004 by RP(R) Financial, LC.

RP(R) FINANCIAL, LC.
PAGE 4.1


                             IV. VALUATION ANALYSIS


INTRODUCTION

         This chapter presents the valuation analysis and methodology used to determine the estimated pro forma market value of the common stock to be issued in conjunction with OCS' conversion transaction. The valuation incorporates the appraisal methodology promulgated by the Federal and state banking agencies for standard conversions and mutual holding company offerings, particularly regarding selection of the Peer Group, fundamental analysis on both the Bank and the Peer Group, and determination of the Bank's pro forma market value utilizing the market value approach.


APPRAISAL GUIDELINES

        The OTS written appraisal guidelines, originally released in October 1983 and updated in late-1994, specify the market value methodology for estimating the pro forma market value of an institution. The valuation methodology provides for: (1) the selection of a peer group of comparable publicly-traded institutions, excluding from consideration institutions which have recently converted, subject to acquisition or in MHC form; (2) a financial and operational comparison of the subject company to the selected peer group, identifying key differences and similarities; and (3) a valuation analysis in which the pro forma market value of the subject company is determined based on the market pricing of the peer group as of the date of valuation, incorporating valuation adjustments for key differences. In addition, the pricing characteristics of recent conversions, both at conversion and in the aftermarket, must be considered.


RP FINANCIAL APPROACH TO THE VALUATION

        The valuation analysis herein complies with such regulatory appraisal guidelines, i.e., the pro forma market value approach. Accordingly, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Chapter III, which constitutes "fundamental analysis" techniques. Additionally, the valuation incorporates a "technical analysis" of recently completed stock conversions, including closing pricing and aftermarket trading of such offerings. It should

RP(R) FINANCIAL, LC.
PAGE 4.2


be noted that such analyses cannot possibly fully account for all the market forces which impact trading activity and pricing characteristics of a stock on a given day.

        The pro forma market value determined herein is a preliminary value for the Bank's to-be-issued stock. Throughout the conversion process, RP Financial will: (1) review changes in the Bank's operations and financial condition; (2) monitor the Bank's operations and financial condition relative to the Peer Group to identify any fundamental changes; (3) monitor the external factors affecting value including, but not limited to, local and national economic conditions, interest rates, and the stock market environment, including the market for thrift stocks; and (4) monitor pending conversion offerings (including those in the offering phase) both regionally and nationally. If material changes should occur prior to closing the offering, RP Financial will evaluate if updated valuation reports should be prepared reflecting such changes and their related impact on value, if any. RP Financial will also prepare a final valuation update at the closing of the offering to determine if the prepared valuation analysis and resulting range of value continues to be appropriate.

        The appraised value determined herein is based on the current market and operating environment for the Bank and for all thrifts. Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all thrift stocks, including the Bank's value, or the Bank's value alone. To the extent a change in factors impacting the Bank's value can be reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into its analysis.


VALUATION ANALYSIS

        A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III. The following sections summarize the key differences between the Bank and the Peer Group and how those differences affect the pro forma valuation. Emphasis is placed on the specific strengths and weaknesses of the Bank relative to the Peer Group in such key areas as financial condition, profitability, growth and viability of earnings, asset growth, primary market area, dividends, liquidity of the shares, marketing of the issue, management, and

RP(R) FINANCIAL, LC.
PAGE 4.3


the effect of government regulations and/or regulatory reform. We have also considered the market for thrift stocks, in particular new issues, to assess the impact on value of the Bank's coming to market at this time.

1.      FINANCIAL CONDITION

        The financial condition of an institution is an important determinant in pro forma market value, because investors typically look to such factors as liquidity, capital, asset composition and quality, and funding sources in assessing investment attractiveness. The similarities and differences in financial strength are noted as follows:

        o OVERALL A/L COMPOSITION. While both the Bank and the Peer Group fund lending activity primarily with deposits, there are notable differences. Relative to the Peer Group, the Bank maintains a lower proportion of total loans to assets, a significantly higher proportion of consumer loans, a lower proportion of mortgage loans and a higher proportion of investments and MBS. Thus, the Bank's assets have lower earnings power than for the Peer Group on average. Notwithstanding the Bank's higher concentration of savings and transaction accounts, the competitive deposit rates offered and the greater reliance on term borrowed funds contributes to the Bank's comparatively higher funding costs.

        o CREDIT QUALITY. The Bank's credit risk profile appears to be comparatively favorable based on its lower NPAs/assets, stronger reserve coverage ratios and relatively favorable experience with respect to its credit quality. At the same time, the Bank's credit risk profile may be subject to increase on a post-conversion basis given the shift in lending emphasis and the outsourcing arrangements.

        o BALANCE SHEET LIQUIDITY. The Bank currently maintains a higher ratio of cash, investments and MBS. However, the majority of the Bank's portfolio is classified as HTM, thereby restricting their sale. Additionally, the Bank has lower current borrowings capacity than the Peer Group due to the proportionately higher balance of borrowed funds currently outstanding. The infusion of the stock proceeds will initially increase the Bank's level of liquid assets pending investment into loans and other longer-term investments.

        o EQUITY CAPITAL. On a pro forma basis, the Bank's current capital ratio disadvantage is expected to be eliminated. The Bank's pro forma ROE is expected to compare unfavorably to the Peer Group average due to lower pro forma profitability and similar to greater capital ratio.

RP(R) FINANCIAL, LC.
PAGE 4.4


        On balance, we concluded that no valuation adjustment was warranted for the Bank's financial condition relative to the Peer Group.

2.      PROFITABILITY, GROWTH AND VIABILITY OF EARNINGS

        Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of an institution's earnings stream and the prospects and ability to generate future earnings heavily influence the multiple the investment community will pay for earnings. The major factors considered in the valuation are described below.

        o EARNINGS. On a pro forma basis, the Bank's profitability compares less favorably to the Peer Group average, primarily reflecting the impact of the Bank's weaker net interest income ratio and higher operating expense ratio despite the greater contribution from non-interest income and gains on sale. The Bank's efficiency ratio is less favorable than the Peer Group average. Earnings for Peer Group are generated primarily through core sources while the Bank's earnings have been supported to a greater extent by gains on the sale (which are at risk as described below). Thus, the Peer Group's higher profitability is more predictable and higher quality than the Bank's measure.

        o INTEREST RATE RISK. The Bank's interest rate risk is moderate as the majority of its assets have short terms and/or repricing structures which closely match the short term repricing of OCS' deposit base. Moreover, the Bank has employed term borrowings to extend the maturities of its funding liabilities to a greater extent than the Peer Group. While the Bank has been effective in matching the repricing structure of assets and liabilities, the Bank's low profitability provides little tolerance for adverse changes in interest rates.

        o CREDIT RISK. As noted earlier, the Bank appears to have a more favorable credit risk profile, and thus the earnings risk to loss is also lower. At the same time, the proposed shift in lending focus and related outsourcing arrangements may raise the Bank's credit risk profile.

        o EARNINGS GROWTH POTENTIAL. The Bank's ability to achieve earnings growth involves execution risk of a new business plan following the termination of the TFS affiliation, which involves the following issues:

                >> The ability to replace TFS as a purchaser for the automobile loans originated - thus, the gains on sale realized in the past are at risk;

                >> The expected incremental increase in operating expenses due to the new expenses that are currently borne by TFS (estimated in the range of $50,000 to $60,000 annually); and

RP(R) FINANCIAL, LC.
PAGE 4.5


                >> The ability to introduce residential mortgage lending and effectively monitor the related outsourcing arrangements.

        o RETURN ON EQUITY. Following the infusion of stock proceeds, the Bank's pro forma capital position is expected to be similar to the Peer Group, although the lower pro forma profitability would produce a lower ROE relative to the Peer Group average.

        Overall, RP Financial made a moderate downward adjustment for profitability, growth and viability of earnings.

3.      ASSET GROWTH

        The recent asset growth advantage reflects the Bank's efforts to support earnings through wholesale leveraging in the face of a shrinking loan portfolio. From an equity ratio perspective, the Bank has similar leverage capacity as the Peer Group, but the Bank's future growth will be more dependent on deposit growth and reengaging its residential mortgage lending through outsourcing arrangements. In view of these challenges, we believe a slight downward adjustment was warranted relative to the Peer Group for this factor.

4.      PRIMARY MARKET AREA

        The general condition of a thrift's market area has an impact on value, as future success is in part dependent upon opportunities for profitable activities in the local market area. Operating in the Columbus (Franklin County) and Cleveland (Cuyahoga County) metropolitan areas, the Bank faces significant competition for loans and deposits from a large number of financial institutions, the majority of which provide a broader array of services and have significantly larger branch networks.

        The Columbus area is a relatively strong and diverse economy, and enjoys relatively greater affluence in comparison to the growing markets served by the Peer Group companies, five of which were located in Ohio and all were located in the Midwest (see Table 4.1). The Cleveland area reflects weaker economic growth, comparatively higher unemployment and population shrinkage relative to the Peer Group markets on average. At the same time, the Cleveland market also enjoys greater affluence than the markets served by the Peer Group

RP(R) FINANCIAL, LC.
PAGE 4.6


                                    Table 3.6
         Interest Rate Risk Measures and Net Interest Income Volatility
                         Comparable Institution Analysis
             As of September 30, 2004 or Most Recent Date Available

                                             Balance Sheet Measures
                                             -----------------------               Quarterly Change in Net Interest Income
                                                            Non-Earn.  -------------------------------------------------------------
                                            Equity/ IEA/    Assets/
                  Institution               Assets   IBL     Assets    9/30/2004 6/30/2004 3/31/2004 12/31/2003 9/30/2003 6/30/2003
                  -----------               ------   ---     ------    --------- --------- --------- ---------- --------- ---------
                                              (%)    (%)      (%)      (change in net interest income is annualized in basis points)
Ohio Central Savings                         6.8%   112.0%    1.9%         -11        -11       -8        -10        -12        6
--------------------


All Public Companies                         9.7%   108.2%    4.7%           2         -3        1          7         -4       -4
State of OH                                 11.5%   110.5%    4.2%           2         -6        1          2         -2       -1
Comparable Group Average                    11.2%   108.9%    4.6%          -4          2        5          3         -2       -2


Comparable Group
----------------
AMFC  AMB Financial Corp. of Munster IN      8.5%   103.6%    7.5%         -24          5       41        -32         -6        2
BRBI  Blue River Bancshares of IN            6.0%   103.0%    5.4%          24        -32      -47         51          6       -2
CIBI  Community Inv. Bancorp, Inc. of OH    10.9%   109.7%    2.8%         -14         18        3         11         -8       12
FFDF  FFD Financial Corp. of Dover OH (1)   12.3%   112.4%    2.3%        N.A.         -6        8          6         -6      -17
FBTC  First BancTrust Corp. of IL           12.1%   108.6%    5.2%         -15         12      -16         18        -11      -40
GTPS  Great American Bancorp of IL          10.8%   107.7%    5.5%          27         27       12          0        -22       -6
HCFC  Home City Financial Corp. of OH (1)    7.9%   103.8%    5.2%        N.A.         -7       -6        -21          8       15
HWEN  Home Financial Bancorp of IN (1)      11.2%   103.7%    8.6%        N.A.          9       19          5          2        3
HLFC  Home Loan Financial Corp. of OH       14.1%   113.3%    3.6%         -20         -2        8        -14         -2       23
NEIB  Northeast Indiana Bancorp of IN       11.4%   108.1%    5.0%          -5          4       16         11        -12       -1
PBNC  PFS Bancorp Inc. of Aurora IN (1)     16.8%   120.1%    1.4%        N.A.          7        6         -3          8      -11
PSFC  Peoples Sidney Financial Corp. of
        OH (1)                              12.8%   112.4%    2.4%        N.A.         -6       19          3         14       -3


(1) Financial information is for the quarter ending June 30, 2004. NA=Change is greater than 100 basis points during the quarter.

Source: Audited and unaudited financial statements, corporate reports and offering circulars, and RP(R) Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2004 by RP(R) Financial, LC.

RP(R) FINANCIAL, LC.
PAGE 4.7


companies. The deposit market share exhibited by the Bank was relatively smaller than the Peer Group average (less than 1% for the Bank versus 14.8% for the Peer Group).

        On balance, we concluded that no adjustment was warranted for the Bank's primary market area relative to the Peer Group.

5.      DIVIDENDS

        The Bank has indicated that it does not intend to pay a cash dividend following completion of the Conversion. This is a different posture than stated by most recently converted thrifts who indicated in their prospectuses that they expected to establish a dividend policy following conversion. Future declarations of dividends by the Board of Directors will depend upon a number of factors, including investment opportunities, growth objectives, financial condition, profitability, tax considerations, minimum capital requirements, regulatory limitations, stock market characteristics and general economic conditions.

        Eleven out of the twelve Peer Group companies pay regular cash dividends, with implied dividend yields ranging from 1.66% to 3.56%. The average dividend yield on the stocks of the Peer Group institutions was 2.30% as of November 26, 2004, representing an average core earnings payout ratio of 39.10%. By comparison, approximately 90% of all publicly-traded full stock thrifts had adopted cash dividend policies (see Exhibit IV-1), exhibiting an average yield of 2.06% and an average payout ratio of 34.86%. The dividend paying thrifts generally maintain higher than average profitability ratios, facilitating their ability to pay cash dividends.

        In light of the Bank's stated intention to not pay a dividend and given the Bank's more limited capacity to pay a dividend comparable to the Peer Group, based on its weaker pro forma earnings, we concluded that a slight downward adjustment was warranted for purposes of dividends relative to the Peer Group.

6.      LIQUIDITY OF THE SHARES

        The Peer Group is by definition composed of companies that are traded in the public markets, and all of the Peer Group members trade on the NASDAQ system. Typically, the number of shares outstanding and market capitalization provides an indication of how much

RP(R) FINANCIAL, LC.
PAGE 4.8


liquidity there will be in a particular stock. The market capitalization of the Peer Group companies ranged from $8.1 million to $35.5 million as of November 26, 2004, with an average market value of $29.7 million. The shares issued and outstanding to the public of the Peer Group members ranged from approximately 735,000 to 3.4 million, with average shares outstanding of approximately 1.5 million.

        The Bank's stock offering is expected to result in shares outstanding that will be below the Peer Group average and median, and a market capitalization that will be less than the Peer Group average and median. Accordingly, we anticipate that the liquidity in the Bank's stock will be lower to most of the Peer Group's stocks. Additionally, it is anticipated that the Companies stock will be listed on OTC Bulletin Board, which indicates the limited aftermarket trading expected. Overall, we concluded that a slight downward adjustment was warranted for this factor.

7.      MARKETING OF THE ISSUE

        We believe that four separate markets need to be considered for thrift stocks such as the Bank coming to market: (1) the after-market for public companies, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; (2) the new issue market in which converting thrifts are evaluated on the basis of the same factors, but on a pro forma basis without the benefit of prior operations as a fully-converted publicly-held company and stock trading history; (3) the thrift acquisition market for thrift and bank franchises in the Midwest; and (4) the market for the public stock of the Bank. All of these markets were considered in the valuation of the Bank's to-be-issued stock.

        A.      THE PUBLIC MARKET

                The value of publicly-traded thrift stocks is easily measurable, and is tracked by most investment houses and related organizations. Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts. In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues and stock market conditions in general. Exhibit IV-2 displays historical stock market

RP(R) FINANCIAL, LC.
PAGE 4.9


trends for various indices and includes historical stock price index values for thrifts and commercial banks. Exhibit IV-3 displays historical stock price indices for thrifts only.

                In terms of assessing general stock market conditions, the performance of the overall stock market has been mixed over the past year. In late-November and early-December 2003, positive economic news such as improved third quarter corporate profits and a strong start to the Christmas shopping season provided a boost to stocks. Stocks continued to move higher at the close of 2003, as key sectors of the economy continued to show signs of strengthening. Year end momentum in the stock market was sustained at the beginning of 2004, reflecting generally favorable fourth quarter earnings and an increase in consumer confidence. Profit taking and slower than expected GDP growth in the fourth quarter of 2003 caused stocks to falter in late-January. However, aided by January employment data that showed jobs were added and a decline in the national unemployment rate to 5.6%, the broader stock market moved higher during the first half of February. Stocks generally declined during the balance of February and during the first half of March, reflecting valuation concerns following a year of strong gains and weaker than expected job growth during February. Concerns about terrorism and higher oil prices caused stocks to tumble in late-March, before rebounding at the close of the first quarter on more attractive fundamentals and optimism about first quarter earnings.

                Stocks moved higher in early April 2004, as investors reacted favorably to a strong employment report for March. For the balance of April trading in the broader market produced uneven results, as generally favorable first quarter earnings and strong economic data weighed against the growing threat of inflation and higher interest rates. The DJIA closed below 10000 for the first time in 2004 in the second week of May, as strong job growth during April raised expectations of a rate increase by the Federal Reserve. The downward trend in stocks prevailed through most of May, on concerns about higher oil prices, violence in the Middle East and higher interest rates. Stocks rebounded in late-May, primarily on the basis of higher corporate earnings and lower oil prices. Strong employment data for May combined with lower oil prices and favorable inflation data provided for a positive trend in the broader market through mid-June. Stocks traded in a narrow range through the end of the second quarter, as investors awaited the outcome of the Federal Reserve meeting at the end of June.

RP(R) FINANCIAL, LC.
PAGE 4.10


                Rising oil prices and profit warnings from some technology companies caused major stock indices to fall at the start of the third quarter of 2004. Stocks continued to trend lower through most of July, as a slow down in the economic expansion raised concerns about future earnings growth. Strong consumer confidence numbers for July reversed the downward in stocks during the last week of July, with the DJIA closing up for the week for the first time since mid-June. The recovery in the stock market was short-lived, as record high oil prices, weak retail sales for July and weaker than expected job growth for July pulled stocks lower in early-August. A positive economic outlook by the Federal Reserve and bargain hunting supported gains in the stock market during mid-August, as the DJIA moved back above the 10000 barrier. The Dow Jones Industrial Average ("DJIA") hit a six week high in late-August, which was supported by a drop in oil prices. After the DJIA closed at a two month high in early-September on hopes for favorable employment numbers for August, the broader stock market traded in a narrow range through mid-September. Concerns that rising oil prices would hurt the economy and reduce corporate earnings pressured stocks lower in late-September.

                Stocks rallied at the start of the fourth quarter, largely on the basis of a rebound in technology stocks due to an upbeat outlook for third quarter earnings. Higher oil prices and allegations of improprieties in the insurance industry pressured the DJIA to its lowest level of the year in late-October. Lower oil prices reversed the downward trend in stock at the close of October. The election outcome and a strong jobs report for October extended the stock market rally into mid-November, as the DJIA hit a five month high. Positive expectations to the opening of the holiday retail shopping season also provide upward momentum to the stock markets in general. As an indication of the general trends in the nation's stock markets over the past year, as of November 26, 2004, the DJIA closed at 10522.23, an increase of 7.6% from one year ago and an increase of 0.7% year-to-date. As of November 26, 2004 the NASDAQ closed at 2,102.0, an increase of 7.2% from one year ago and an increase of 4.9% year-to-date. The Standard & Poors 500 Index closed at 1182.7 on November 26, 2004, an increase of 11.8% from a year ago and an increase of 6.4% year-to-date.

                The market for thrift stocks has been mixed as well during the past 12 months, but, in general, thrift issues have paralleled trends in the broader market.

RP(R) FINANCIAL, LC.
PAGE 4.11


                After following the broader stock market lower as the close of the third quarter approached, thrift issues posted solid gains at the beginning of the fourth quarter. In late-November and early-December 2003, thrift stocks followed the broader market higher and then stabilized at the close of the fourth quarter. After trading in a narrow range at the beginning of 2004, thrift issues trended higher in late-January and the first half of February. The positive trend was supported by further consolidation in the thrift sector, including GreenPoint Financial's agreement to sell to North Fork Bancorp, as well as generally favorable fourth quarter earnings. Indications that interest rates would continue to remain low provided further support to thrift prices. Thrift stocks followed the broader market lower in mid-February, before recovering in late-February following a dip in long term Treasury yields. Thrift issues generally experienced some selling pressure during the first half of March, reflecting profit taking and weakness in the broader stock market. Higher interest rates and weakness in the broader market pressured thrift issues lower in late-March, which was followed by an upward move in thrift prices at the close of the first quarter.

                Thrifts stocks generally traded lower at the start of the second quarter of 2004, as a strong employment report for March pushed interest rates higher. Higher interest rates and inflation worries pressured interest rate sensitive issues lower through most of April, with the sell-off sharpening in early-May following another strong employment report for April. Thrift stocks recovered modestly in mid-May as the yield on 10-year Treasury note declined slightly. Acquisition speculation involving the sale of Washington Mutual lifted the thrift sector in late-May. Thrift stocks generally retreated during the first half of June, as the yield on the 10-year Treasury note moved to a two-year high on inflation concerns. Following the sharp sell-off, thrift stocks rebounded as a moderate increase in core consumer prices during may and comments by the Federal Reserve Chairman that inflation does not seem likely to be a serious problem eased fears of a sharp rise in inflation. Acquisition activity helped to boost thrift stocks in late-June, but the upward trend was abruptly reversed at the end of June as a significant decline in Washington Mutual's 2004 earnings guidance pulled the broader thrift sector lower.

                Thrift stocks responded favorably to the 25 basis point rate increase implemented by the Federal Reserve at the close of the 2004 second quarter, as the Federal Reserve indicated that it would continue to raise the federal funds rate 25 basis points at a time. June employment

RP(R) FINANCIAL, LC.
PAGE 4.12


data which showed weaker than expected job growth also provided support to thrift stocks in early-July. For most of July there was little movement in thrift stocks, as second quarter earnings were generally in line with expectations. A rally in the broader market in late-July provided a boost to thrift stocks as well. Thrift issues traded down with the rest of the market in early-August, although losses in the thrift sector were mild compared to the sell-off experienced in the boarder market as weaker than expected job growth for July pushed interest rates lower. Improved inflation data, lower interest rates and a rally in the broader stock market combined to push the thrift sector higher in mid-August. Thrift stocks sustained a positive trend in late-August, which was fueled by lower interest rates and strength in the broader stock market. The upward trend in thrift prices continued through mid-September, as September employment data matched expectations and inflation remained low. Thrift stocks edged lower at the close of the third quarter, which was largely attributable to weakness in the broader stock market.

                Thrift issues also rebounded in conjunction with the broader stock market rally at the start of the fourth quarter. After trading in a narrow range into mid-October, thrift stocks moved lower on some disappointing third quarter earnings and lower guidance on future earnings due to margin compression resulting from a flatter yield curve. The rally in the boarder stock market and the Federal Reserve's indication that inflation risks were well contained fueled gains in the thrift sector during the first half of November. On November 26, 2004, the SNL Index for all publicly-traded thrifts closed at 1,568.8, an increase of 3.0% from one year ago and an increase of 5.8% year-to-date.

        B.      THE NEW ISSUE MARKET

                In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Company's pro forma market value. The new issue market is separate and distinct from the market for seasoned thrift issues in that the pricing ratios for converting issues are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing

RP(R) FINANCIAL, LC.
PAGE 4.13


for existing issues are based on reported financials. The distinction between pricing of converting and existing issues is perhaps no clearer than in the case of the price/book ("P/B") ratio in that the P/B ratio of a converting thrift will typically result in a discount to tangible book value whereas in the current market for existing thrifts the P/B ratio often reflects a premium to book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

                Thrift offerings completed in 2004 have generally been well received, with most offerings being oversubscribed and trading higher in initial trading activity. As shown in Table 4.2, one second-step conversion and four mutual holding company offerings were completed during the past three months. The mutual holding company offerings are considered to be more relevant for our analysis in the absence of standard conversion transactions completed during this period. All four of the MHC offerings were oversubscribed. On a fully-converted basis, the average closing pro forma price/tangible book ratios of the recent MHC offerings equaled 87.7% and a pro forma core P/E multiple of
44.4 times. On average, the prices of the recent MHC offerings reflected price appreciation of 12.0% after the first week of trading and 9.4% based on the median. The one other offering completed during the last three months was by Roebling Financial's, which completed a second-step offering at the top of the super range. Roebling Financial's pro forma price/tangible book ratio at closing equaled 112.3% and pro forma core price/earnings ratio at closing equaled 32.6 times, and the issued declined by 0.5% after the first week of trading.

        C.      THE ACQUISITION MARKET

                Also considered in the valuation was the potential impact on the Bank's stock price of recently completed and pending acquisitions of other financial institutions operating in Ohio. As shown in Exhibit IV-4, there were 8 acquisitions of Ohio-based savings institutions completed or announced between the beginning of 2003 through year-to-date 2004. The recent acquisition activity involving regionally based financial institutions may imply a certain degree of acquisition speculation for the Bank's stock. To the extent that acquisition speculation may impact the Bank's offering, we have largely taken this into account in selecting companies which operate in markets that have experienced a comparable level of acquisition activity as the Bank's

RP(R) FINANCIAL, LC.
PAGE 4.14


                                    Table 4.2
                              Public Market Pricing
                    Ohio Central Savings and the Comparables
                             As of November 26, 2004



                                                   Pre-Conversion Data
                                               --------------------------                         Conribution to
                                                 Financial      Asset                              Charitable
   Institutional Information                    Information    Quality     Offering Information       Found     Insider Purchases
-----------------------------------            -------------- ----------- ----------------------- ------------- ----------------
                                                                                                                 Benefit
                                                                                                                  Plans
                                                                                                                ----------
                            Conversion                Equity/  NPAs/ Res. Gross    %    %of  Exp./        %of        Recog Mgmt.&
Institution              ST.   Date     Ticker Assets  Assets Assets Cov. Proc. Offered Mid. Proc.Form Offering ESOP Plans Dirs.
-----------              ---   ----     ------ ------  ------ ------ ---- -----  ----- ---- ----- ---- -------- ---- ----- -----
                                               ($Mil)    (%)   (%)   (%) ($Mil.)  (%)  (%)   (%)          (%)    (%)  (%)  (%)(2)
--------------------------------------------------------------------------------------------------------------------------------
STANDARD CONVERSIONS        NONE

SECOND STEP CONVERSIONS
Roebling Financial Corp. NJ 10/1/04 RBLG-OTC BB $  90   8.33%  0.21% 272% $ 9.1    54% 132% 5.4%   N.A      N.A  8.0%  4.0% 11.8%

              AVERAGES-SECOND STEP CONVERSIONS: $  90   8.33%  0.21% 272% $ 9.1    54% 132% 5.4%    NA       NA  8.0%  4.0% 11.8%
             MEDIANS - SECOND STEP CONVERSIONS: $  90   8.33%  0.21% 272% $ 9.1    54% 132% 5.4%    NA       NA  8.0%  4.0% 11.8%

MUTUAL HOLDING COMPANY CONVERSIONS
PSB Holdings, Inc.*      CT 10/5/04 PSBH-NASDAQ $ 279   8.36%  0.24% 196% $30.9    45% 132% 2.7% Stock     4.0%  8.0%  4.0%  8.0%

Atlantic Coast Federal
  Corp.* (9)             GA 10/5/04 ACFC-NASDAQ $ 580   7.77%  0.67%  96% $58.2    40% 132% 2.4%   N.A      N.A  8.0%  4.0%  6.1%

Naugatuck Valley
  Fin. Corp.             CT 10/1/04 NVSL-NASDAQ $ 254   8.51%  0.39% 199% $32.7    43% 132% 2.6% Stock     4.7%  9.1%  4.6%  2.4%

SI Financial Group, Inc. CT 10/1/04 SIFI-NASDAQ $ 555   6.21%  0.33% 160% $50.3    40% 132% 2.4% Stock     5.0%  9.8%  4.9%  2.4%

   AVERAGES-MUTUAL HOLDING COMPANY CONVERSIONS: $ 417   7.71%  0.41% 163% $43.0    42% 132% 2.5%    NA       NA  8.7%  4.4%  4.7%
    MEDIANS-MUTUAL HOLDING COMPANY CONVERSIONS: $ 417   8.07%  0.36% 178% $41.5    42% 132% 2.5%    NA       NA  8.6%  4.3%  4.2%

                      AVERAGES-ALL CONVERSIONS: $ 351   7.84%  0.37% 185% $36.2    44% 132% 3.1%    NA       NA  8.6%  4.3%  6.1%
                       MEDIANS-ALL CONVERSIONS: $ 279   8.33%  0.33% 196% $32.7    43% 132% 2.6%    NA       NA  8.0%  4.0%  6.1%



                                                                   Pro Forma Data
                                                      -------------------------------------
   Institutional Information                          Pricing Ratios(3)    Financial Charac.
-----------------------------------                   -------------------- ----------------

                                              Initial
                            Conversion        Dividend         Core        Core        Core  IPO
Institution              ST.   Date     Ticker  Yield  P/TB    P/E    P/A   ROA  TE/A  ROE  Price
-----------              ---   ----     ------ ------ ------- ------ ----- ---- ------ ---- ------
                                                 (%)    (%)    (x)    (%)   (%)  (%)   (%)   ($)
--------------------------------------------------------------------------------------------------
STANDARD CONVERSIONS        NONE


SECOND STEP CONVERSIONS
Roebling Financial Corp. NJ 10/1/04 RBLG-OTC BB 0.00%  112.3%  32.6x 17.3% 0.5%  15.4% 3.4% $10.00

              AVERAGES-SECOND STEP CONVERSIONS: 0.00%  112.3%  32.6x 17.3% 0.5%  15.4% 3.4% $10.00
             MEDIANS - SECOND STEP CONVERSIONS: 0.00%  112.3%  32.6x 17.3% 0.5%  15.4% 3.4% $10.00

MUTUAL HOLDING COMPANY CONVERSIONS
PSB Holdings, Inc.*      CT 10/5/04 PSBH-NASDAQ
Atlantic Coast Federal
  Corp.* (9)             GA 10/5/04 ACFC-NASDAQ 0.00%   85.2%  40.9x 20.6% 0.5%  16.4% 3.2% $10.00

Naugatuck Valley                                0.00%   87.6%  43.9x 20.7% 0.6%  14.6% 3.9% $10.00
  Fin. Corp.             CT 10/1/04 NVSL-NASDAQ 0.00%   88.8%  49.6x 23.9% 0.6%  17.5% 3.2% $10.00

SI Financial Group, Inc. CT 10/1/04 SIFI-NASDAQ 0.00%   89.3%  43.3x 19.0% 0.5%  12.8% 3.8% $10.00

   AVERAGES-MUTUAL HOLDING COMPANY CONVERSIONS: 0.00%   87.7%  44.4x 21.1% 0.5%  15.3% 3.5% $10.00
    MEDIANS-MUTUAL HOLDING COMPANY CONVERSIONS: 0.00%   88.2%  43.6x 20.6% 0.5%  15.5% 3.5% $10.00

                      AVERAGES-ALL CONVERSIONS: 0.00%   92.7%  42.1x 20.3% 0.5%  15.4% 3.5% $10.00
                       MEDIANS-ALL CONVERSIONS: 0.00%   88.8%  43.3x 20.6% 0.5%  15.4% 3.4% $10.00


                                                        Post-IPO Pricing Trends
                                                ---------------------------------------
   Institutional Information                                 Closing Price:
-----------------------------------             ---------------------------------------
                                                              After        After
                                                First         First        First
                            Conversion         Trading   %    Week    %    Month   %
Institution              ST.   Date     Ticker   Day   Change  (4)  Change  (5)  Change
-----------              ---   ----     ------  ------ ----- ------ ----- ------ -----
                                                  ($)    (%)   ($)    (%)   ($)    (%)     Through
---------------------------------------------------------------------------------------    Nov. 26
STANDARD CONVERSIONS        NONE

SECOND STEP CONVERSIONS
Roebling Financial Corp. NJ 10/1/04 RBLG-OTC BB  $ 9.90 -1.0% $ 9.95 -0.5%  $9.20 -8.0%  $9.60 -4.0%

              AVERAGES-SECOND STEP CONVERSIONS:  $ 9.90 -1.0% $ 9.95 -0.5%  $9.20 -8.0%  $9.60 -4.0%
             MEDIANS - SECOND STEP CONVERSIONS:  $ 9.90 -1.0% $ 9.95 -0.5%  $9.20 -8.0%  $9.60 -4.0%

MUTUAL HOLDING COMPANY CONVERSIONS
PSB Holdings, Inc.*      CT 10/5/04 PSBH-NASDAQ
Atlantic Coast Federal
  Corp.* (9)             GA 10/5/04 ACFC-NASDAQ  $10.50  5.0% $10.60  6.0% $10.50  5.0% $12.00 20.0%

Naugatuck Valley                                 $11.75 17.5% $12.31 23.1% $13.00 30.0% $14.15 41.5%
  Fin. Corp.             CT 10/1/04 NVSL-NASDAQ  $10.80  8.0% $10.81  8.1% $10.80  8.0% $11.00 10.0%

SI Financial Group, Inc. CT 10/1/04 SIFI-NASDAQ  $11.20 12.0% $11.06 10.6% $11.03 10.3% $12.10 21.0%

   AVERAGES-MUTUAL HOLDING COMPANY CONVERSIONS:  $11.06 10.6% $11.20 12.0% $11.33 13.3% $12.31 23.1%
    MEDIANS-MUTUAL HOLDING COMPANY CONVERSIONS:  $11.00 10.0% $10.94  9.4% $10.92  9.2% $12.05 20.5%

                      AVERAGES-ALL CONVERSIONS:  $10.83  8.3% $10.95  9.5% $10.91  9.1%
                       MEDIANS-ALL CONVERSIONS:  $10.80  8.0% $10.81  8.1% $10.80  8.0%

Note: * - Appraisal performed by RP Financial; "NT" - Not Traded; "NA" - Not Applicable, Not Available; C/S-Cash/Stock.

(1)   Non-OTS regulated thrift.
(2)   As a percent of MHC offering for MHC transactions.
(3)   Does not take into account the adoption of SOP 93-6.
(4)   Latest price if offering is less than one week old.
(5) Latest price if offering is more than one week but less than one month old.
(6)   Mutual holding company pro forma data on full conversion basis.
(7)   Simultaneously completed acquisition of another financial institution.
(8)   Simultaneously converted to a commercial bank charter.
(9)   Former credit union.
                                                               November 26, 2004

RP(R) FINANCIAL, LC.
PAGE 4.15


market and, thus, are subject to the same type of acquisition speculation that may influence the Bank's trading price.

                               * * * * * * * * * *

        In determining our valuation adjustment for marketing of the issue, we considered trends in both the overall thrift market, the new issue market including the new issue market for newly-converted issues and the acquisition market. Taking these factors and trends into account, RP Financial concluded that a slight upward adjustment was appropriate in the valuation analysis for purposes of marketing of the issue.

8.      MANAGEMENT

        OCS' management team appears to have experience and expertise in all of the key areas of the Bank's operations. Exhibit IV-5 provides summary resumes of OCS' Board of Directors and senior management. The Bank appears to have the organizational structure and management depth typically found in institutions of a similar asset size and complexity of operations. Management and the Board have been effective in implementing an operating strategy that can be well managed by the Bank's present organizational structure.

        Similarly, the returns, capital positions and other operating measures of the Peer Group companies are indicative of well-managed financial institutions, which have Boards and management teams that have been effective in implementing competitive operating strategies. Therefore, on balance, we concluded no valuation adjustment relative to the Peer Group was appropriate for this factor.

9.      EFFECT OF GOVERNMENT REGULATION AND REGULATORY REFORM

        In summary, as a fully-converted federally-insured institution, OCS will operate in substantially the same regulatory environment as the Peer Group members -- all of whom are well capitalized institutions and are operating with no apparent restrictions. Exhibit IV-6 reflects the Bank's pro forma regulatory capital ratios, while the Peer Group's regulatory capital ratios were previously shown in Table 3.2. On balance, no adjustment has been applied for the effect of government regulation and regulatory reform.

SUMMARY OF ADJUSTMENTS

        Overall, based on the factors discussed above, we concluded that the Bank's pro forma market value should be discounted relative to the Peer Group as follows:

        Key Valuation Parameters                            Valuation Adjustment
        ------------------------                            --------------------

        Financial Condition                                    No Adjustment
        Profitability, Growth and Viability of Earnings        Moderate Downward
        Asset Growth                                           Slight Downward
        Primary Market Area                                    No Adjustment
        Dividends                                              Slight Downward
        Liquidity of the Shares                                Slight Downward
        Marketing of the Issue                                 Slight Upward
        Management                                             No Adjustment
        Effect of Government Regulations and
          Regulatory Reform                                    No Adjustment


VALUATION APPROACHES

        In applying the accepted valuation methodology promulgated by the OTS, i.e., the pro forma market value approach, including the fully-converted analysis described above, we considered the three key pricing ratios in valuing the Bank's to-be-issued stock -- price/earnings ("P/E"), price/book ("P/B"), and price/assets ("P/A") approaches -- all performed on a pro forma basis including the effects of the conversion proceeds. In computing the pro forma impact of the conversion and the related pricing ratios, we have incorporated the valuation parameters disclosed in the Bank's prospectus for reinvestment rate, the effective tax rate, offering expenses, stock benefit plan assumptions and the cash payment of $792,000 to TFS (summarized in Exhibits IV-7 and IV-8). We have adjusted the Bank's September 30, 2004, financial data for the $792,000 cash payment and withheld this amount from the net proceeds available from reinvestment for the pro forma earnings calculation. In our estimate of value, we assessed the relationship of the pro forma pricing ratios relative to the Peer Group and recent conversions.

        RP Financial's valuation placed an emphasis on the following:

        o PRICE/EARNINGS ("P/E") APPROACH. The P/E approach is typically a preferred indicator of long-term value for a stock, and thus the P/E approach was carefully considered in this valuation. The usefulness of this approach is limited by the Bank's recent earnings trends and low level of earnings overall.

RP(R) FINANCIAL, LC.
PAGE 4.17


        o PRICE/BOOK ("P/B") APPROACH. P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, particularly in the context of conversion offerings, as the earnings approach involves assumptions regarding the use of proceeds. RP Financial considered the P/B approach to be a valuable indicator of pro forma value taking into account the pricing ratios under the P/E and P/A approaches. We have also modified the P/B approach to exclude the impact of intangible assets (i.e., price/tangible book value or "P/TB"), in that the investment community frequently makes this adjustment in its evaluation of this pricing approach.

        o PRICE/ASSETS ("P/A") APPROACH. P/A ratios are generally a less reliable indicator of market value, as investors typically assign less weight to assets and attribute greater weight to book value and earnings. Normally, we would give less weight to the assets approach than the earnings approach, but in OCS' case, given the less meaningful application of the P/E approach, we have given more weight to the assets approach. A limitation to this approach is that there is no accounting for the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio. At the same time, the P/A ratio is an indicator of franchise value, and, in the case of highly capitalized institutions, high P/A ratios may limit the investment community's willingness to pay market multiples for earnings or book value when ROE is expected to be low.

        The Bank intends to adopt Statement of Position ("SOP") 93-6, which causes earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends and can be voted. However, we did consider the impact of the adoption of SOP 93-6 in the valuation.

        Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above, RP Financial concluded that the pro forma market value of the Bank's conversion stock as of November 26, 2004 was $6,000,000 at the midpoint, equal to 600,000 shares at $10.00 per share. The following sections describe the application of the valuation methodology.

        PRICE-TO-EARNINGS ("P/E"). The application of the P/E valuation method requires calculating the Bank's pro forma market value by applying a valuation P/E multiple to the pro forma earnings base. In applying this technique, we considered both reported earnings and a

RP(R) FINANCIAL, LC.
PAGE 4.18


recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds. The Bank's reported earnings equaled $25,000, and are not considered to provide a meaningful valuation earnings base even after considering the reinvestment benefit of the net conversion proceeds given the low pro forma profitability. In adjusting reported earnings, we typically exclude gains on sale of loans net of applicable income taxes. In the Bank's case, however, this would be reported in negative core earnings. Moreover, adjusting the Bank's earnings for the incremental expenses projected as a result of the termination of the TFS affiliation further reduces the valuation earnings base. For these reasons, we have not utilized the P/E approach directly but we have considered the low pro forma profitability in the application of the other valuation approaches. Since the pro forma P/Es are over 100 times for reported earnings and not calculable for core earnings, we have indicated these fields in Table 4.3 as "NM".

        PRICE-TO-BOOK ("P/B"). The application of the P/B valuation method requires calculating the Bank's pro forma market value by applying a valuation P/B ratio to the Bank's pro forma book value. Consistent with the investment community, we also consider the price/tangible book ("P/TB"), taking into account the intangible assets carried on an institution's books. The Bank has no intangible assets and the intangible assets amount for the Peer Group is nominal.

        Based on the $6.0 million midpoint valuation, the Bank's pro forma P/B and P/TB ratios both equaled 77.60%. In comparison to the average P/B and P/TB ratios for the Peer Group of 116.93% and 120.00%, the Bank's ratios at the $6.0 million valuation reflect a discount of 33.6% on a P/B basis and a discount of 35.3% on a P/TB basis. RP Financial considered the discounts under the P/B approach to be reasonable in light of the valuation adjustments referenced earlier, and the lack of meaningful multiples pursuant to the earnings approach. At the supermaximum of the valuation range, the Bank's pro forma P/TB ratio equaled 84.21%, which is discounted from the Peer Group average and median by 28.0% and 30.0%, respectively.

        PRICE-TO-ASSETS ("P/A"). The P/A valuation methodology determines market value by applying a valuation P/A ratio to the Bank's pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases. In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio which is computed herein. At

RP(R) FINANCIAL, LC.
PAGE 4.19


the midpoint of the valuation range, the Bank's value equaled 10.08% of pro forma assets. Comparatively, the Peer Group companies exhibited an average P/A ratio of 13.51%, which implies a 25.4% discount for the Bank. At the supermaximum of the valuation range, the Bank's pro forma P/A equals 12.96%, which implies a discount of 4.1% for the Bank.


COMPARISON TO RECENT CONVERSIONS

        As indicated at the beginning of this chapter, RP Financial's analysis of recent conversion offering pricing characteristics at closing and in the aftermarket has been limited to a "technical" analysis and, thus, the pricing characteristics of recent conversion offerings can not be a primary determinate of value. Particular focus was placed on the P/TB approach in this analysis, since the P/E multiples do not reflect the actual impact of reinvestment and the source of the stock proceeds (i.e., external funds vs. deposit withdrawals). There has been no standard conversion offering completed within the past three months. However, the four mutual holding company offerings closed at a fully converted P/TB ratio of 87.7% and appreciated 12.0% during the first week of trading. In comparison, the Bank's pro forma P/TB ratio at the midpoint of 77.15% represents a discount of 12.0% from the average fully converted P/TB ratios of these recent transactions. Importantly, we believe this discount is appropriate given the Bank's comparatively smaller size, less favorable profitability and business plan execution risk relative to the companies completing these recent transactions.


VALUATION CONCLUSION

        Based on the foregoing, it is our opinion that, as of November 26, 2004, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion was $6,000,000 at the midpoint. Pursuant to conversion guidelines, the 15% offering range indicates a minimum value of $5,100,000 and a maximum value of $6,900,000. Based on the $10.00 per share offering price, this valuation range equates to an offering of 510,000 shares at the minimum and 690,000 shares at the maximum. In the event the appraised value is subject to an increase, the offering range may be increased up to a super maximum value of $7,935,000, or 793,500 shares, without requiring a resolicitation. The comparative pro forma valuation

RP(R) FINANCIAL, LC.
PAGE 4.20


calculations relative to the Peer Group are shown in Table 4.3 and are detailed in Exhibit IV-7 and Exhibit IV-8.

RP(R) FINANCIAL, LC.
PAGE 4.21


                                   Table 4.3
                             Public Market Pricing
                    Ohio Central Savings and the Comparables
                            As of November 26, 2004

                                        Market        Per Share Data
                                    Capitalization    --------------
                                    ----------------    Core   Book             Pricing Ratios(3)
                                    Price/    Market  12 Month Value/  ----------------------------------------
Financial Institution               Share(1)   Value   EPS(2)  Share    P/E     P/B     P/A     P/TB   P/Core
---------------------               --------  ------  -------- ------   ---     ---     ---     ----   ------
                                      ($)     ($Mil)    ($)     ($)     (x)     (%)     (%)     (%)     (x)
Ohio Central Savings
--------------------
  Superrange                          $10.00   $7.93   $0.06   $11.87    N.M.   84.21%  12.93%   84.21%    N.M.
  Maximum                             $10.00   $6.90   $0.06   $12.35    N.M.   80.95%  11.41%   80.95%    N.M.
  Midpoint                            $10.00   $6.00   $0.06   $12.89    N.M.   77.60%  10.05%   77.60%    N.M.
  Minimum                             $10.00   $5.10   $0.06   $13.70    N.M.   73.49%   8.66%   73.49%    N.M.

All Public Companies(7)
-----------------------
  Averages                            $22.72 $395.74   $1.02   $14.16  18.47x  164.94%  17.75%  180.21%  19.81x
  Medians                                  -       -       -        -  17.47x  155.47%  15.22%  170.41%  18.28x

All Non-MHC State of OH(7)
--------------------------
  Averages                            $17.69  $90.51   $0.61   $12.95  22.78x  138.87%  15.43%  148.01%  24.94x
  Medians                                  -       -       -        -  22.71x  137.91%  15.00%  145.40%  26.63x

Comparable Group Averages
-------------------------
  Averages                            $15.22  $20.68   $0.73   $13.05  20.81x  116.93%  13.51%  120.00%  20.67x
  Medians                                  -       -       -        -  20.79x  112.86%  13.18%  113.66%  19.89x


Comparable Group
----------------
AMFC  AMB Financial Corp. of
        Munster IN                    $14.50  $14.22   $1.04   $13.41  14.80x  108.13%   9.21%  108.13%  13.94x
BRBI  Blue River Bancshares
        of IN                          $5.35  $18.22   $0.05    $4.77    N.M.  112.16%   8.53%  143.43%    N.M.
CIBI  Community Inv. Bancorp,
         Inc. of OH                   $14.77  $15.94   $0.73   $12.38  18.94x  119.31%  13.02%  119.31%  20.23x
FFDF  FFD Financial Corp. of
        Dover OH                      $15.25  $18.12   $0.38   $14.09  26.29x  108.23%  13.33%  108.23%    N.M.
FBTC  First BancTrust Corp.
        of IL                         $12.25  $30.63   $0.42   $10.89  23.56x  112.49%  13.63%  112.49%  29.17x
GTPS  Great American Bancorp
        of IL                         $25.50  $18.74   $1.67   $23.59  15.18x  108.10%  11.98%  111.21%  15.27x
HCFC  Home City Financial Corp.
        of OH                         $15.19  $12.52   $0.78   $15.03  19.23x  101.06%   8.17%  103.54%  19.47x
HWEN  Home Financial Bancorp
        of IN                          $6.00   $8.14   $0.35    $5.26  22.22x  114.07%  12.83%  114.07%  17.14x
HLFC  Home Loan Financial Corp.
        of OH                         $21.00  $35.47   $0.93   $13.40  20.79x  156.72%  22.12%  156.72%  22.58x
NEIB  Northeast Indiana Bancorp
        of IN                         $21.90  $31.21   $1.12   $18.23  18.56x  120.13%  13.65%  120.13%  19.55x
PBNC  PFS Bancorp Inc. of
        Aurora IN                     $15.21  $22.40   $0.58   $13.43  26.22x  113.25%  19.08%  113.25%  26.22x
PSFC  Peoples Sidney Financial
        Corp. of OH                   $15.75  $22.57   $0.68   $12.16  23.16x  129.52%  16.62%  129.52%  23.16x


                                           Dividends(4)                   Financial Characteristics(6)
                                  ---------------------------   --------------------------------------------------
                                     Amount/         Payout     Total  Equity/ NPAs/     Reported        Core
Financial Institution                 Share   Yield  Ratio(5)   Assets Assets  Assets   ROA    ROE     ROA    ROE
---------------------                 -----   -----  --------   ------ ------  ------   ---    ---     ---    ---
                                       ($)     (%)     (%)      ($Mil)  (%)     (%)     (%)    (%)     (%)    (%)
Ohio Central Savings
--------------------
  Superrange                          $0.00   0.00%    0.00%       $61  15.35%  0.04%  0.07%  0.48%   0.07%  0.48%
  Maximum                             $0.00   0.00%    0.00%       $61  14.10%  0.04%  0.07%  0.47%   0.07%  0.47%
  Midpoint                            $0.00   0.00%    0.00%       $60  12.96%  0.05%  0.06%  0.46%   0.06%  0.46%
  Minimum                             $0.00   0.00%    0.00%       $59  11.79%  0.05%  0.05%  0.45%   0.05%  0.45%

All Public Companies(7)
-----------------------
  Averages                            $0.47   2.06%   34.86%    $2,524  10.80%  0.54%  0.79%  8.38%   0.71%  7.27%
  Medians                                 -      -        -          -      -      -      -      -       -      -

All Non-MHC State of OH(7)
--------------------------
  Averages                            $0.51   2.87%   59.32%      $633  11.03%  0.84%  0.57%  5.48%   0.48%  4.65%
  Medians                                 -      -        -          -      -      -      -      -       -      -

Comparable Group Averages
-------------------------
  Averages                            $0.38   2.30%   39.10%      $156  11.42%  1.25%  0.63%  5.41%   0.61%  5.24%
  Medians                                 -      -        -          -      -      -      -      -       -      -


Comparable Group
----------------
AMFC  AMB Financial Corp. of
        Munster IN                    $0.24   1.66%   23.08%      $154   8.52%  1.37%  0.64%  7.58%   0.68%  8.04%
BRBI  Blue River Bancshares
        of IN                         $0.00   0.00%    0.00%      $214   7.60%  1.99%  0.11%  1.32%   0.09%  1.10%
CIBI  Community Inv. Bancorp,
         Inc. of OH                   $0.36   2.44%   49.32%      $122  10.92%   N.A.  0.69%  6.36%   0.65%  5.95%
FFDF  FFD Financial Corp. of
        Dover OH                      $0.44   2.89%     N.M.      $136  12.32%   N.A.  0.50%  4.06%   0.33%  2.66%
FBTC  First BancTrust Corp.
        of IL                         $0.24   1.96%   57.14%      $225  12.12%  1.03%  0.58%  4.91%   0.47%  3.97%
GTPS  Great American Bancorp
        of IL                         $0.44   1.73%   26.35%      $157  11.08%  0.02%  0.78%  7.07%   0.77%  7.03%
HCFC  Home City Financial Corp.
        of OH                         $0.44   2.90%   56.41%      $153   8.08%   N.A.  0.43%  5.43%   0.42%  5.36%
HWEN  Home Financial Bancorp
        of IN                         $0.12   2.00%   34.29%       $63  11.25%  2.69%  0.60%  5.28%   0.77%  6.85%
HLFC  Home Loan Financial Corp.
        of OH                         $0.78   3.71%     N.M.      $160  14.11%   N.A.  1.10%  7.63%   1.01%  7.03%
NEIB  Northeast Indiana Bancorp
        of IN                         $0.60   2.74%   53.57%      $229  11.36%  0.72%  0.75%  6.27%   0.71%  5.95%
PBNC  PFS Bancorp Inc. of
        Aurora IN                     $0.30   1.97%   51.72%      $117  16.85%   N.A.  0.72%  3.37%   0.72%  3.37%
PSFC  Peoples Sidney Financial
        Corp. of OH                   $0.56   3.56%     N.M.      $136  12.83%  0.96%  0.70%  5.60%   0.70%  5.60%


(1)  Average of High/Low or Bid/Ask price per share.

(2) EPS (estimate core basis) is based on actual trailing 12 month data, adjusted to omit non-operating items (including the SAIF assessment) on a tax-effected basis, and is shown on a pro forma basis where appropriate.

(3) P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings.

(4)  Indicated 12 month dividend, based on last quarterly dividend declared.

(5) Indicated 12 month dividend as a percent of trailing 12 month estimated core earnings.

(6) ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.

(7) Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source: Corporate reports, offering circulars, and RP Financial, LC.
        calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2004 by RP(R) Financial, LC.